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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

NATIONAL SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATIONAL SEMICONDUCTOR CORPORATION
2900 Semiconductor Drive, P.O. Box 58090
Santa Clara, California 95052-8090

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Friday, September 25, 2009
10:00 a.m.
Building E
National Semiconductor Corporation
2900 Semiconductor Drive
Santa Clara, California 95052

To holders of common stock of National Semiconductor Corporation:

        The 2009 annual meeting of stockholders of National Semiconductor Corporation, a Delaware corporation, will be held on Friday, September 25, 2009 at 10:00 a.m. Pacific Daylight Time in Building E at National Semiconductor Corporation headquarters located at 2900 Semiconductor Drive, Santa Clara, California 95052, for the following purposes:

  1.
  To elect a Board of Directors consisting of the following nine Directors: Steven R. Appleton, Gary P. Arnold, Richard J. Danzig, John T. Dickson, Robert J. Frankenberg, Brian L. Halla, Modesto A. Maidique, Edward R. McCracken and Roderick C. McGeary;

  2.
  To ratify the appointment of KPMG LLP as the independent auditors of the Company;

  3.
  To approve the National Semiconductor Corporation Executive Officer Incentive Plan, as amended;

  4.
  To approve the National Semiconductor Corporation 2009 Incentive Award Plan;

  5.
  To approve amendments to certain of our existing equity incentive plans to allow for a one-time stock option exchange program for employees other than our named executive officers and directors; and

  6.
  To conduct any other business properly raised at the meeting or at any adjournment of the meeting.

        The record date for the meeting is the close of business on July 30, 2009 and only holders of common stock on that date will be entitled to vote at the meeting or at any adjournment of the meeting. All stockholders as of the record date are invited to attend the meeting in person. Any stockholder attending the meeting and entitled to vote may vote in person even if the stockholder previously returned a proxy.

By Order of the Board of Directors

TODD M. DuCHENE Senior Vice President,
August 11, 2009	General Counsel and Secretary

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS: THE PROXY STATEMENT, FORM OF PROXY AND OUR 2009 ANNUAL REPORT TO STOCKHOLDERS (WHICH INCLUDES OUR ANNUAL REPORT ON FORM 10-K) ARE AVAILABLE AT WWW.EDOCUMENTVIEW.COM/NSM. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. YOU MAY VOTE BY TELEPHONE, INTERNET, OR MAIL. IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT HAVE TO MAIL IN YOUR PROXY CARD. VOTING IN ADVANCE WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING, BUT IT WILL HELP TO ENSURE A QUORUM AND AVOID ADDED COSTS.

PROXY STATEMENT

GENERAL INFORMATION	1
CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES	2
REPORT OF THE AUDIT COMMITTEE	9
SECURITY OWNERSHIP OF MANAGEMENT	11
PROPOSALS TO BE VOTED ON AT THE MEETING	13
Proposal 1. Election of directors	13
Proposal 2. Ratification of appointment of KPMG LLP as the independent auditors of the Company	16
Proposal 3. Approval of the National Semiconductor Corporation Executive Officer Incentive Plan, as amended	18
Introduction to Proposal 4 and Proposal 5	21
Proposal 4. Approval of the National Semiconductor Corporation 2009 Incentive Award Plan	23
Proposal 5. Approval of amendments to certain of our existing equity incentive plans to allow for a one-time stock option exchange program for employees other than our named executive officers and directors	33
EXECUTIVE COMPENSATION	44
Compensation Discussion and Analysis	44
Summary Compensation Table	55
Grants of Plan-Based Awards	57
Outstanding Equity Awards at Fiscal Year-End	58
Option Exercises and Stock Vested	60
Pension Benefits	60
Non-Qualified Deferred Compensation	61
Loans	61
Employment Contracts and Potential Payments Upon Termination of Employment or Change-of-Control	61
REPORT OF THE COMPENSATION COMMITTEE	67
OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING	68
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	69
STOCKHOLDER PROPOSALS	70
ANNUAL REPORT	70
FORM 10-K	70
KEEP YOUR ADDRESS CURRENT	70
INCORPORATION BY REFERENCE	71
OTHER MATTERS	71

i

NATIONAL SEMICONDUCTOR CORPORATION
2900 Semiconductor Drive, P.O. Box 58090
Santa Clara, California 95052-8090
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 25, 2009

 GENERAL INFORMATION

        This proxy statement is provided to you by the Board of Directors of National Semiconductor Corporation (the "Company," "National" "we" "us" or "our"), which is asking for your proxy to be used at the annual meeting of stockholders on September 25, 2009, or at any adjournment of the meeting. Our annual report on Form 10-K, which includes our audited financial statements for the fiscal year ended May 31, 2009, is also provided to you as part of our proxy materials. The report also contains details on our operations and other relevant information. This proxy statement and the accompanying materials will be mailed to stockholders on or about August 11, 2009.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 25, 2009: THE PROXY STATEMENT, FORM OF PROXY AND OUR 2009 ANNUAL REPORT TO STOCKHOLDERS (WHICH INCLUDES OUR ANNUAL REPORT ON FORM 10-K) ARE AVAILABLE AT WWW.EDOCUMENTVIEW.COM/NSM.

Proxy Voting Procedures

        You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for, against or abstain from voting for each of our director candidates. You may also vote for or against the other proposals or abstain from voting.

        If your shares are held in your name, you have three ways to vote by proxy:

  •
  Via Internet:  Go to http://www.edocumentview.com/nsm and follow the instructions.

  •
  By Telephone:  Call toll-free 1-800-652-VOTE (8683) and follow the instructions.

  •
  In Writing by Mail:  Complete, sign, date and return your proxy card in the envelope supplied to you with written proxy materials.

        Your proxy card shows all shares registered in your name. If you hold shares through someone else, such as a stockbroker, you may receive material from the brokerage firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

        If you give us your signed proxy, but do not specify how to vote, we will vote your shares in favor of each of our director candidates, in favor of the proposal to ratify the appointment of KPMG LLP as our independent auditors, in favor of the proposal to approve the National Semiconductor Corporation Executive Officer Incentive Plan, as amended, in favor of the proposal to approve the National Semiconductor Corporation 2009 Incentive Award Plan and in favor of the proposal to approve an amendment to certain of our existing equity incentive plans to allow for a one-time stock option exchange program for employees other than our named executive officers and directors. If any other matters of which we were not notified by May 28, 2009 are properly raised at the meeting, we will vote your shares as determined in management's discretion. At the time this proxy statement was printed, we were not aware of any other matters to be voted upon.

        Each holder of common stock is entitled to one vote for each share held. In order to be elected, each director must receive a majority of votes cast with respect to that director. If the number of nominees exceeds the number of directors to be elected, the directors are elected by the vote of a plurality of the shares represented in person or by proxy at the meeting and entitled to vote on the election of directors. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is necessary for approval of the proposal to ratify the appointment of the independent auditors, the proposal to approve the Executive Officer Incentive Plan, and the proposal to approve an amendment to certain of our existing equity incentive plans to allow for a one-time stock option exchange program for employees other than our named executive officers and directors. The affirmative vote of a majority of votes cast, provided that the total vote cast on the proposal represents over 50% of the outstanding common stock entitled to vote on the proposal, is required to approve the 2009 Incentive Award Plan. For more information on the outstanding capital stock, quorum and voting procedures, see the section in the proxy on Outstanding Capital Stock, Quorum and Voting.

        You may revoke your proxy at any time before it is voted by (1) submitting a new proxy with a later date, including a proxy given via the Internet or by telephone; (2) notifying National's Secretary in writing before the meeting; or (3) voting in person at the meeting.

Solicitation Costs

        We pay the cost of soliciting proxies, including the preparation, printing, assembly and mailing of this proxy statement, the proxy cards and any other information provided to stockholders. Stockholders who own stock through brokers, banks or other nominees, and not directly through ownership of stock certificates, are considered beneficial owners. Proxy solicitation materials will be provided to brokers, banks and nominees to forward to beneficial owners of stock held in their names. National's directors, officers or employees may solicit proxies in person, by telephone, by fax or electronically. We have paid Georgeson Inc., 199 Water Street, New York, New York 10028, a basic retainer fee of $8,500, plus reimbursement of expenses, to help solicit proxies from brokers, banks and nominees. We have also paid Computershare Trust Company, N.A., P.O. Box 43078, Providence, R.I. 02940-3078 a fee of $5,000, plus expenses, to help count proxies.

Attending in Person

        IMPORTANT! Only stockholders of record on July 30, 2009 and invited guests may attend the meeting.    If you own your shares directly and are listed as a stockholder of record on July 30, 2009, you will be admitted to the meeting with proof of identification. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting either a copy of the voting instruction card provided by your nominee or an account statement or other letter from the nominee indicating you were the beneficial owner of the shares on July 30, 2009.

CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES

        Our corporate governance policies, Charters for our Audit, Compensation and Governance Committees of our Board of Directors and our Code of Business Conduct and Ethics are available, free of charge, on our website at http://www.national.com/analog/invest. They are also available in print free of charge to any stockholder who requests them. Requests for print copies should be sent to: Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090.

Code of Business Conduct and Ethics

        We have a Code of Business Conduct and Ethics, which applies to our non-employee directors and to all our employees, including our chief executive officer, our chief financial officer and our principal accounting officer. Our Code of Business Conduct and Ethics is available, free of charge, on our website at http://www.national.com/analog/invest.

Meetings

        The Board of Directors held five meetings and acted once by written consent during the fiscal year ended May 31, 2009 (fiscal 2009). All of the directors attended 75% or more of the meetings of the Board of Directors and the Committees of the Board of Directors on which they served during fiscal 2009.

        The independent directors meet regularly in executive session. The Board of Directors appointed Mr. McCracken to serve as the Lead Independent Director until the 2009 annual meeting of stockholders and, in that capacity, he coordinates the activities of non-management directors and presides over the executive sessions of the non-management directors.

        We invite our Board of Directors members to and expect them to attend the annual stockholders meeting, it being understood that sometimes a director may have to miss the meeting for a valid reason. All of our then current directors attended our 2008 annual meeting of stockholders except Mr. Kvamme, who did not stand for reelection as a director in 2008.

Director Independence

        New York Stock Exchange rules require a majority of our Board of Directors to be independent of the Company and its management. The Board of Directors is required under these rules to make affirmative independence determinations based on all relevant facts and circumstances as well as under specific rules established by the New York Stock Exchange. Our Board of Directors has affirmatively determined that all of its members are independent under these rules, except for Mr. Halla, who is an employee of the Company. In making these determinations, the Board of Directors reviewed organizations with which each director has an affiliation and examined all facts and circumstances that might bear on the materiality of a director's relationship with the Company.

Certain Relationships and Related Party Transactions

        We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, any transaction determined to be directly or indirectly material to the Company or a related person would be disclosed in this proxy statement. In addition, the Audit Committee is required to review and approve or ratify any related person transaction required to be so disclosed. In accordance with a written policy on related transactions adopted by the Board of Directors, the Audit Committee would consider the following in the course of any review and ratification of a disclosable related party transaction:

  a.
  the nature of the related person's interest in the transaction;

  b.
  the material terms of the transaction;

  c.
  the significance of the transaction to the related person;

  d.
  the significance of the transaction to the Company;

  e.
  whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company; and

  f.
  any other matters the Committee deems appropriate.

        During fiscal 2009, there were no related party transactions between the Company and our directors, executive officers or their immediate family members.

Board of Directors Committees

        We have three standing Board Committees: Audit, Compensation, and Governance. More information on each Committee is presented below:

  •
  Audit Committee

        The Audit Committee assists the Board of Directors in its oversight of the integrity of Company's financial systems, including the Company's accounting, auditing, and financial reporting and disclosure processes, internal controls over financial reporting and internal control systems. The Audit Committee meets with management and our independent and internal auditors to consider the adequacy of the Company's internal controls and other financial reporting and disclosure matters. The Audit Committee is directly responsible for the engagement of, including the appointment, compensation, retention and oversight of the work of, the Company's independent auditors, and the independent auditors report directly to the Audit Committee. The Audit Committee discusses with the independent auditors its audit procedures, including the proposed scope of its audit and the audit results and, in connection with determining its independence, reviews the services performed by the independent auditors. Mr. Dickson is Chairman of the Audit Committee, and the other members are Mr. Arnold, Mr. Danzig and Mr. McGeary since his appointment to the Board of Directors on July 14, 2009. Prior to the Company's 2008 annual meeting of stockholders, Mr. Frankenberg was Chairman of the Audit Committee. For fiscal 2009, our Board of Directors has determined that all members of the Audit Committee satisfy both New York Stock Exchange and SEC standards for independence and are considered to be financially literate, and that each of the members qualifies as an "audit committee financial expert" under the rules of both the SEC and the New York Stock Exchange. The Audit Committee held nine meetings during fiscal 2009. The Audit Committee's Charter can be found on our website at http://www.national.com/analog/invest.

        We have instituted procedures for employees to submit, anonymously and confidentially, concerns regarding questionable accounting or auditing matters and other legal compliance concerns. These procedures are outlined in our Code of Business Conduct and Ethics, which is available on our website at http://www.national.com/analog/invest.

  •
  Compensation Committee

        The Compensation Committee is responsible for reviewing and evaluating compensation programs and plans, establishing and administering compensation policy and executive pay programs for the executive officers, including setting compensation, base salary, and incentive awards, and administering stock compensation plans. A narrative description of processes and procedures used in the determination of executive compensation can be found in the Compensation Discussion and Analysis section of this proxy statement. The Compensation Committee is also responsible for recommending amendments to the stock compensation plans and certain other compensation plans and, in some cases, amending these plans. Mr. Frankenberg is Chairman of the Compensation Committee and the other members are Mr. Appleton, Dr. Maidique and Mr. McCracken. Prior to the Company's 2008 annual meeting of stockholders the Compensation Committee consisted of Mr. Appleton (Chairman), Dr. Maidique and Mr. McCracken. The Board of Directors of the Company has determined that all members of the Compensation Committee meet the independence standards set by the SEC and the New York Stock Exchange. The Compensation Committee met eight times and acted twice by written consent during fiscal 2009. The Compensation Committee's Charter can be found on our website at http://www.national.com/analog/invest.

  •
  Governance Committee

        The Governance Committee recommends director candidates, reviews corporate governance policies and procedures, reviews non-employee director compensation, reviews the general responsibilities and functions of the Board of Directors and oversees the evaluation of the Board of Directors. Mr. Appleton is Chairman of the Governance Committee and the other members are Mr. Arnold, Mr. Danzig, Mr. Dickson, Mr. Frankenberg, Dr. Maidique, Mr. McCracken and Mr. McGeary since his appointment to the Board of Directors on July 14, 2009. Prior to the Company's 2008 annual meeting of stockholders Mr. Danzig was Chairman of the Governance Committee. The Board of Directors of the Company has determined that all members of the Governance Committee meet the independence standards set by the New York Stock Exchange. This Committee met four times during fiscal 2009. The Governance Committee's Charter is available on our website at http://www.national.com/analog/invest.

Stock Ownership Requirements

        We have stock ownership guidelines for directors to ensure that they have a meaningful economic stake in the Company. The Governance Committee reviews the guidelines regularly. At the end of fiscal 2009, each director was in compliance with the guidelines.

Stockholder Recommendations for Director Candidates

        The Governance Committee will consider director candidates recommended by stockholders of the Company. Any stockholder who wishes to recommend for Governance Committee consideration a prospective nominee to the Board of Directors of the Company can write the Chairman of the Governance Committee, c/o Brian L. Halla, Chairman and CEO, National Semiconductor Corporation, P.O. Box 58090, 2900 Semiconductor Drive, M/S G3-100, Santa Clara, CA 95052-8090. Recommendations will be referred to the Governance Committee. Any formal nominations of director candidates must be addressed to the Secretary of National Semiconductor Corporation at P.O. Box 58090, 2900 Semiconductor Drive, M/S G3-135, Santa Clara, CA 95052-8090, and must also comply with the applicable provisions of National's By-Laws.

        The Governance Committee evaluates candidates, whether or not recommended by stockholders, with a goal of bringing to the Board of Directors the best qualified individuals. Evaluation criteria considered include: education, background and experience; familiarity with National, the semiconductor industry and international business matters; appreciation of the relationship of the Company's business to the changing needs of our society; and willingness to devote the time required to serve on the Board of Directors, including attending meetings, reviewing meeting materials in advance and serving all Board of Directors functions in a professional manner. One or more of these factors may be given more weight in a particular case and no single factor will be viewed as determinative. The Governance Committee may use professional recruiters to identify candidates and, in addition to evaluating candidates recommended by stockholders, considers recommendations from other Board of Directors members, personal contacts and industry sources. The Governance Committee did not use any such recruiters in fiscal 2009.

        Directors who retire from or change the position held upon initial appointment to the Board of Directors are required to submit a letter of resignation to the Company that the Governance Committee reviews for continued appropriateness of Board of Directors membership and recommendations to the full Board of Directors as to whether the resignation should be accepted. A majority of the Board of Directors (the affected director not participating) determines whether the resignation is accepted.

Communications with the Board of Directors

        Stockholders and interested parties may communicate with the Board of Directors, its Committees, and the non-management directors as a group regarding any matter by addressing communications to the Lead Independent Director, c/o Brian L. Halla, Chairman and CEO, National Semiconductor Corporation, P.O. Box 58090, 2900 Semiconductor Drive, M/S G3-100, Santa Clara, CA 95052-8090. All communications from stockholders should identify the amount and nature of the stockholder's ownership of National stock.

Compensation Committee Interlocks and Insider Participation

        As noted above, the members of the Compensation Committee are Mr. Frankenberg, Mr. Appleton, Dr. Maidique and Mr. McCracken. We do not have any Compensation Committee interlocks or insider participation we are required to report under SEC rules.

Director Compensation

        We pay directors who are not employees of National an annual fee of $50,000, plus fees of $1,500 for each Committee meeting attended. We pay the Lead Independent Director, the Chairman of the Governance Committee and the Chairman of the Compensation Committee each an additional annual fee of $7,500, while the Chairman of the Audit Committee receives an additional annual fee of $12,500. Directors who are not employees are also reimbursed for actual expenses incurred on behalf of the Company. The annual and meeting fees appear in the Director Compensation Table under "Fees Earned or Paid in Cash"; totals in this column include the value of annual fees that the director elected to take in stock. Directors who are employees of National are not compensated for their services as directors.

        We also pay a portion of director compensation in stock. Under the terms of the stockholder-approved National Semiconductor Corporation Director Stock Plan, as amended and restated effective August 13, 2005, which we refer to as the Director Stock Plan, each non-employee director receives 12,000 shares of stock when first elected or appointed to the Board of Directors and an additional 12,000 shares on the date of each subsequent re-election by the stockholders. Non-employee directors may also elect to take their annual retainer fee in stock. Restrictions on the stock issued in lieu of the annual retainer fee expire six months after issuance. Restrictions on the 12,000 shares issued at appointment, election or subsequent reelection automatically expire thirty-six months after issuance. During fiscal 2009, a total of 90,716 shares were issued to non-employee directors under the Director Stock Plan. The compensation expense recognized during the 2009 fiscal year associated with the shares issued under the Director Stock Plan is shown in the Director Compensation Table under "Stock Awards." Dividends paid on shares issued under the Director Stock Plan that were subject to forfeiture at the time the dividend was paid are shown in the Director Compensation Table under "All Other Compensation."

Director Compensation

        Below is a table showing the compensation received by our non-employee directors during fiscal 2009:

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)(3)	All Other Compensation (4)($)	Total ($)
Steven R. Appleton	$72,500	$266,000	$10,617	$349,117
Gary P. Arnold	68,000	207,840	10,080	285,920
Richard J. Danzig	69,875	207,840	10,080	287,795
John T. Dickson	77,375	347,120	12,000	436,495
Robert J. Frankenberg	75,250	207,840	10,080	293,170
E. Floyd Kvamme(5)	0	0	4,320	4,320
Modesto A. Maidique	65,000	207,840	10,080	282,920
Edward R. McCracken	75,500	266,000	10,617	352,117
Roderick C. McGeary(6)	0	0	0	0

(1)
Includes annual retainer fees, committee chairmanship fees and meeting fees, including fees paid at the election of a director in Company stock pursuant to the Director Stock Plan. The number of shares issued in lieu of the retainer fees and committee chairmanship fees were: Mr. Appleton: 3,358 shares and Mr. McCracken: 3,358 shares having a fair market value of $17.12 per share on the date of issuance.

(2)
Stock awards represent the compensation expense associated with shares issued under the Director Stock Plan that was recognized for financial statement reporting purposes during the fiscal year. Amounts vary depending on whether the director has elected to take annual retainer fees in stock and whether the director is eligible for retirement treatment under the Director Stock Plan. As of our fiscal year end, all of our directors then in office except Mr. Dickson are eligible for retirement treatment. Restrictions on the stock awards expire either 6 or 36 months after issuance depending on whether issued in lieu of the annual director fee or as part of the annual stock award, respectively. The total grant date fair value for the stock awards granted in fiscal 2009 subject to this expense based on the opening share price on the date of issuance was: Mr. Appleton: $266,000; Mr. Arnold: $207,840; Mr. Danzig: $207,840; Mr. Dickson: $47,072; Mr. Frankenberg: $207,840; Mr. Kvamme: $0; Dr. Maidique: $207,840; and Mr. McCracken: $266,000.

(3)
Aggregate number of shares issued under the Director Stock Plan that are still subject to restriction at the end of fiscal 2009 (includes shares issued in prior fiscal years that are still subject to restriction at fiscal year end): Mr. Appleton: 36,000; Mr. Arnold: 36,000; Mr. Danzig: 36,000; Mr. Dickson: 36,000; Mr. Frankenberg: 36,000; Mr. Kvamme: 0; Dr. Maidique: 36,000; and Mr. McCracken: 36,000.

  Aggregate number of options held by each of the directors at fiscal year end: Mr. Appleton: 30,000; Mr. Arnold: 0; Mr. Danzig: 90,000; Mr. Dickson: 0; Mr. Frankenberg: 110,000; Mr. Kvamme: 110,000; Dr. Maidique: 0; and Mr. McCracken: 70,000. We ceased granting options to directors in fiscal 2006.

(4)
This column represents dividends paid on shares issued under the Director Stock Plan, including shares issued in prior fiscal years, that are subject to restriction at the time the dividend was paid during fiscal 2009. Dividends are not factored into the grant date fair valuation of shares issued under the Director Stock Plan. The incremental cost to the Company of perquisites in fiscal 2009 for each of the directors did not exceed $10,000.

(5)
Mr. Kvamme retired from the Company's Board of Directors immediately prior to the September 2008 Annual Meeting of Shareholders during fiscal 2009 and did not stand for reelection.

(6)
Mr. McGeary was appointed to the Company's Board of Directors on July 14, 2009, after the end of fiscal 2009.

Director Retirement and Termination Benefits

        Except as described below, we do not have any director termination or retirement benefits.

        In 1994, the Board of Directors adopted a policy providing for a retirement benefit for Board of Director members consisting of the payment of the annual retainer fee (currently $50,000 per year) for a period of one half of the number of years the director served on the Board of Directors, with these payments limited to a maximum of twelve years. The retirement benefit has been terminated and no current directors other than Mr. Arnold are eligible to receive retirement benefits upon retirement, although we are currently paying retirement benefits to three retired directors.

        Upon a termination of service as a director by reason of death, disability or retirement, the restrictions on the shares issued to directors under the Director Stock Plan expire provided the director has completed a minimum of six months of service. Directors are eligible for these retirement provisions once they have either completed at least five years of service or have reached the mandatory retirement age of 70.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, as well as persons owning over 10% of our stock, to file reports of ownership and changes in ownership of National stock with the SEC. Copies of these reports must also be provided to us. Based upon our review of the copies of these reports provided to us, and written representations that no other reports were required to be filed, we believe that all reporting requirements under Section 16(a) for executive officers, directors and those stockholders owning over 10% of the common stock were complied with during fiscal 2009 except for Steven Appleton, for whom a late Form 4 was filed reporting the acquisition in 1992 and the disposition in 2008 of 800 shares; Jamie E. Samath, for whom a late Form 4 was filed reporting stock option grants on December 15, 2008 and April 14, 2009, and Michael Polacek, for whom a late Form 4 was filed reporting a stock option grant on April 14, 2009.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors has provided the following report:

        The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company's financial systems, including the Company's accounting, auditing, and financial reporting and disclosure processes, internal controls over financial reporting and internal control systems. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company's independent auditors; oversees the Company's internal audit function and the Company's compliance with legal and regulatory requirements; establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters; and otherwise discharges Audit Committee functions imposed by regulatory requirements. The Audit Committee specifically approves all audit and non-audit services performed by the independent auditor. The Committee's responsibilities are more fully described in its Charter which is available on the Company's website at http://www.national.com/analog/invest. As required by the Charter, the Committee reviews and assesses the adequacy of its Charter on an annual basis.

        During fiscal 2009, the Audit Committee was composed of three non-employee members, each of whom is independent of the Company, as defined under the New York Stock Exchange listing standards. The Audit Committee also includes at least one independent director who is determined by the Board of Directors to have the qualifications of an "audit committee financial expert" in accordance with SEC rules. During fiscal 2009, Messrs. Arnold, Dickson and Danzig were designated by the Board of Directors as audit committee financial experts. Mr. McGeary was added to the Audit Committee upon his appointment to the Board of Directors on July 14, 2009. Mr. McGeary has been determined to be independent and an "audit committee financial expert". See "Election of Directors" on pages 13 to 15 for a description of the expertise of each member of the Audit Committee.

        The Audit Committee held nine meetings during fiscal 2009.

        Management is responsible for the preparation, integrity, objectivity and public reporting of the Company's consolidated financial statements. It also has responsibility for maintaining accounting and financial reporting principles and internal controls and procedures designed to reasonably assure compliance with accounting standards and applicable laws and regulations. KPMG LLP, our independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the fairness and conformity of those financial statements to generally accepted accounting principles. KPMG LLP is also responsible for expressing an opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting. KPMG LLP will also express its own opinion on the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee those processes. As required by the Audit Committee Charter, the Audit Committee has:

  •
  reviewed and discussed the audited consolidated financial statements and internal controls over financial reporting with management;

  •
  discussed with KPMG LLP the results of its integrated audit, including the matters required to be discussed by Statement on Auditing Standards No. 114 ("The Auditor's Communication with Those Charged with Governance");

  •
  received the written disclosures and the letter from KPMG LLP regarding auditor independence required by PCAOB Rule 3526 ("Communications with Audit Committees Concerning Independence");

  •
  discussed with KPMG LLP the accounting firm's independence from the Company; and

  •
  considered whether KPMG LLP's provision of non-audit services to the Company is compatible with maintaining the accounting firm's independence from the Company.

        Based on its review and discussions with management and KPMG LLP, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended May 31, 2009. The Audit Committee has also approved, subject to ratification by the stockholders, the reappointment of KPMG LLP as our independent auditors for the fiscal year ending May 30, 2010.

John T. Dickson—Chairman
Gary P. Arnold	Richard J. Danzig	Roderick C. McGeary (since July 14, 2009)

SECURITY OWNERSHIP OF MANAGEMENT

        The following table shows the number of shares of National common stock (our only class of equity securities outstanding) beneficially owned as of July 17, 2009 by each director, each executive officer named in the Summary Compensation Table on page 55, and by all directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Brian L. Halla	6,228,368	(1)	2.57%
Steven R. Appleton	109,074	(2)	*
Gary P. Arnold	48,000		*
Richard J. Danzig	157,021	(3)	*
John T. Dickson	50,060		*
Robert J. Frankenberg	183,111	(4)	*
Modesto A. Maidique	60,024		*
Edward R. McCracken	238,551	(5)	*
Roderick C. McGeary	12,000	(6)	*
Donald Macleod	2,742,285	(7)	1.15%
Lewis Chew	1,317,596	(8)	*
Detlev Kunz	668,023	(9)	*
Chue Siak "C.S." Liu	164,892	(10)	*
All directors and executive officers as a group (18 people)	13,331,202	(11)	5.38%

*
Less than 1 percent.

(1)
Includes 703 shares owned by a trust of which Mr. Halla is a beneficiary, 100,000 shares held in two grantor retained annuity trusts of which Mr. Halla's spouse is beneficiary, 100,000 shares held in two grantor retained annuity trusts of which Mr. Halla is beneficiary, 328,915 shares held directly and 5,698,750 shares which Mr. Halla has the right to acquire within 60 days through the exercise of stock options.

(2)
Includes 30,000 shares which Mr. Appleton has the right to acquire within 60 days through the exercise of stock options.

(3)
Includes 90,000 shares which Mr. Danzig has the right to acquire within 60 days through the exercise of stock options.

(4)
Includes 110,000 shares which Mr. Frankenberg has the right to acquire within 60 days through the exercise of stock options.

(5)
Includes 70,000 shares which Mr. McCracken has the right to acquire within 60 days through the exercise of stock options.

(6)
Mr. McGeary was appointed to the Company's Board of Directors on July 14, 2009.

(7)
Includes 2,468 shares held by a trust of which Mr. Macleod is a beneficiary, 261,066 shares held directly and 2,478,750 shares which Mr. Macleod has the right to acquire within 60 days through the exercise of stock options.

(8)
Includes 523 shares held by a trust of which Mr. Chew is a beneficiary, 103,241 shares held directly and 1,213,832 shares which Mr. Chew has the right to acquire within 60 days through the exercise of stock options.

(9)
Includes 103 shares held by a trust of which Mr. Kunz is a beneficiary, 43,088 shares held directly and 624,832 shares which Mr. Kunz has the right to acquire within 60 days through the exercise of stock options.

(10)
Includes 992 shares held directly by Mr. Liu and 163,900 shares which Mr. Liu has the right to acquire within 60 days through the exercise of stock options.

(11)
Includes 100,000 shares owned by spouses, 95,493 shares owned by trusts of which the officer and/or director is a beneficiary and 11,650,935 shares which can be acquired within 60 days through the exercise of stock options.

        None of the shares owned by our directors and executive officers are pledged as security for any purpose.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

        Our Board of Directors currently consists of nine members. Our Board of Directors has nominated the following nine director candidates: Brian L. Halla, Steven R. Appleton, Gary P. Arnold, Richard J. Danzig, John T. Dickson, Robert J. Frankenberg, Modesto A. Maidique, Edward R. McCracken and Roderick C. McGeary. Personal information on each of our director candidates is provided below. All of our nominees currently serve as directors. None of our directors, except Brian L. Halla, are employed by National. All directors are elected for one year terms. Directors cannot stand for reelection after they have reached age 70. If a director nominee becomes unavailable before the meeting, your proxy authorizes the persons named as proxies to vote for a replacement nominee. We do not expect any nominee to be unable or unwilling to serve as a director.

        The following table provides information about each nominee:

Name	Age*	Principal Occupation and Business Experience	Director Since
Brian L. Halla	63	Mr. Halla is the Chairman of the Board and Chief Executive Officer of National. From 1996 until the beginning of the 2006 fiscal year, he was also President of National. He came to National from LSI Logic Corporation where he was Executive Vice President of LSI Logic Products. He had also held positions at LSI Logic Corporation as Senior Vice President and General Manager, Microprocessor/DSP Products Group and Vice President and General Manager, Microprocessor Products Group. Prior to that, he was with Intel Corporation for 14 years, where his last position was Director of Marketing for Intel's Microcomputer Group. Mr. Halla is a director of Cisco Systems, Inc.	1996
Steven R. Appleton	49	Mr. Appleton is the Chairman of the Board and Chief Executive Officer of Micron Technology, Inc. From 1994 until 2007, he also served as President of Micron. Micron is a leading worldwide provider of semiconductor memory solutions for computer and computer-peripheral manufacturing, consumer electronics, CAD/CAM, office automation, telecommunications, networking, data processing, and graphics display. Mr. Appleton is a director of Micron Technology, Inc.	2001
Gary P. Arnold	68
		Mr. Arnold was Chairman, President and Chief Executive Officer of Analogy, Inc., a supplier of product design and simulation software, from 1993 (appointed Chairman in 1994) until 2000. Prior to that, Mr. Arnold was Vice President and Chief Financial Officer of Tektronix, Inc. and had also served as Vice President, Finance and Chief Financial Officer of National from 1983 to 1990. Mr. Arnold has a CPA certification and a B.S. degree in accounting and is a graduate of the law school at the University of Tennessee. Mr. Arnold is a director of Orchids Paper Products Company, Gulfstream International Group, Inc. and the privately held Fab-Tech Incorporated.	1989

Name	Age*	Principal Occupation and Business Experience	Director Since
Richard J. Danzig	64	Mr. Danzig is Chairman of the Board of the Center for New American Security, a Senior Advisor at the Center for Strategic and International Studies and a Senior Fellow at the Center for Naval Analyses. He is also a Director of the RAND Corporation, a member of the Department of Defense Policy board, the Southern Command Advisory board, and a consultant to the U.S. government on national security issues. He served as Secretary of the Navy from November 1998 to January 2001 and was Undersecretary of the Navy from November 1993 to May 1997. He previously served on our Board of Directors from 1987 to 1993 while he was a partner at the law firm of Latham & Watkins. Mr. Danzig is a graduate of Reed College and also has degrees from Yale Law School and from Oxford University, where he was a Rhodes Scholar. Mr. Danzig is a director of Human Genome Sciences, Inc. and the privately held Saffron Hill Ventures.	2001
John T. Dickson	63
		Mr. Dickson is the former President and Chief Executive Officer of Agere Systems, Inc., a position he held from August 2000 until October 2005. Prior to that, he held positions as the Executive Vice President and Chief Executive Officer of Lucent's Microelectronics and Communications Technologies Group; Vice President of AT&T Corporation's integrated circuit business unit; Chairman and Chief Executive Officer of Shographics, Inc.; and President and Chief Executive Officer of Headland Technology Inc. Mr. Dickson is a director of KLA-Tencor Corporation and the privately held Frontier Silicon, Ltd.	2006
Robert J. Frankenberg	62
		Mr. Frankenberg is the former Chairman and acting CEO of Kinzan, Inc. and previously held positions as President and CEO of Encanto Networks, Inc. and Chairman, President and Chief Executive Officer of Novell, Inc. Prior to Novell, he was Vice President and General Manager of Hewlett Packard's personal computer business. He has been a management consultant with NetVentures since 1996. He has a degree in computer engineering from San Jose State University and is a SEP graduate of Stanford University's Graduate School of Business. Mr. Frankenberg is a director of Nuance Communications, Inc. and Secure Computing Corporation.	1999
Modesto A. Maidique	69	Dr. Maidique is a Professor of Management and the Director of the Center for Leadership at Florida International University ("FIU"), a public research university with an enrollment of 38,000 students. From 1986 until August 3, 2009 Dr. Maidique served as President of FIU. He has served on the faculties of Stanford University, Harvard University and the Massachusetts Institute of Technology. He was a co-founder of Analog Devices, Inc. and served as Vice President and General Manager of the Linear IC Division at Analog Devices. Dr. Maidique is a director of Carnival Corporation and Carnival PLC.	1993

Name	Age*	Principal Occupation and Business Experience	Director Since
Edward R. McCracken	65	Mr. McCracken retired as Chairman and Chief Executive Officer of Silicon Graphics, Inc. in 1998. He was previously employed by Hewlett-Packard Co. for 16 years. Mr. McCracken has an MBA from Stanford University.	1995
Roderick C. McGeary	59
		Mr. McGeary has served as Chairman of the Board of BearingPoint, Inc. since November 2004. From November 2004 to March 2005, he also served as interim Chief Executive Officer of BearingPoint, Inc. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997 he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. On February 27, 2009 BearingPoint, Inc. filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Mr. McGeary also currently serves on the board of directors of Cisco Systems, Inc. and Dionex Corporation.	2009

*
Age as of the date of this Proxy Statement.

        There are no family relationships between any director or executive officer of the Company.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF ELECTING THE NOMINEES LISTED ABOVE AS DIRECTORS. UNLESS YOU INDICATE OTHERWISE ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THESE NOMINEES AS DIRECTORS. IN ORDER TO BE ELECTED, EACH DIRECTOR MUST RECEIVE A MAJORITY OF VOTES CAST WITH RESPECT TO THAT DIRECTOR.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY

        Unless you indicate otherwise, your proxy will be voted FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending May 30, 2010 (fiscal 2010). The Audit Committee has reappointed KPMG LLP as our independent auditors and has recommended that the appointment be ratified by stockholders. KPMG LLP has been our independent auditor since we were incorporated in 1959 and has offices or affiliates in most localities throughout the world where we have operations.

        The Audit Committee meets with KPMG LLP several times a year. At these meetings, the Committee reviews audit and non-audit services performed by KPMG LLP, as well as the fees charged for these services. Among other things, the Committee examines the effect that the performance of non-audit services may have on the independence of the auditors. Additional information concerning the Audit Committee and its activities can be found in sections of this proxy statement titled "Corporate Governance, Board of Directors Meetings and Committees" and "Report of the Audit Committee." A copy of the Audit Committee Charter can be found on our website at http://www.national.com/analog/invest.

        A representative of KPMG LLP is expected to attend the meeting and will be available to answer stockholders' questions and have the opportunity to make a statement if he or she wishes to do so.

Fees Paid to KPMG LLP

        The following table sets forth the fees paid or accrued for audit and other services provided by KPMG LLP during the last two fiscal years:

Fee Type	Fiscal 2009	Fiscal 2008
Audit Fees(1)	$2,615,000	$3,490,000
Audit-Related Fees(2)	16,000	18,000
Tax Fees(3)	211,000	318,000
All Other Fees(4)	2,000	3,000

Total Fees	$2,844,000	$3,829,000

(1)
Includes fees billed for professional services rendered in connection with the audit of the annual financial statements, audit of internal control over financial reporting, review of financial statements included in the 10-Q filings, and for services provided for statutory and regulatory filings or engagements for those fiscal years.

(2)
Includes fees billed for assurance and audit related services.

(3)
Includes fees billed for international tax compliance, tax advice, and tax planning.

(4)
Consists of fees for the license of tax compliance software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        Under its Charter, the Audit Committee must pre-approve the audit services and permitted non-audit services to be rendered by the independent auditors before they may be engaged to render such services. The Charter allows the Audit Committee to delegate its authority to pre-approve services to the Audit Committee Chairman, who must present any such delegated approvals to the full Committee at the next Committee meeting. In practice, the Audit Committee has delegated this pre-approval authority to be used to approve services (other than the basic audit services) of a non-routine nature that need to commence before the Committee is next able to meet. During fiscal

2009, all audit and permissible non-audit services were approved in accordance with the requirements of the Charter.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2010. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED "FOR" RATIFICATION. A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

 PROPOSAL 3. APPROVAL OF THE NATIONAL SEMICONDUCTOR CORPORATION EXECUTIVE OFFICER INCENTIVE PLAN, AS AMENDED

        We maintain the National Semiconductor Corporation Executive Officer Incentive Plan, an annual cash-based incentive plan, as an integral part of the compensation program for executive officers. The Executive Officer Incentive Plan, which was first approved by stockholders in 1994 and most recently approved by stockholders in 2004, ensures that executive compensation paid in accordance with the plan is not subject to the limitations on tax deductibility of compensation under Section 162(m) of the Internal Revenue Code. We recently amended the Executive Officer Incentive Plan to ensure continued compliance with Section 162(m) and 409A of the Internal Revenue Code and are asking stockholders to approve the National Semiconductor Corporation Executive Officer Incentive Plan, as amended (the "EOIP"), in accordance with the requirements set forth in Section 162(m) that such plans be approved by stockholders every five years. Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one tax year for each of our highest paid senior executives. However, certain performance-based compensation that has been approved by stockholders is not subject to this deduction limit. We are asking for stockholder approval of the EOIP so that payments under the EOIP continue to qualify as performance based compensation and continue to be fully deductible for federal income tax purposes.

        The full text of the EOIP appears in Appendix A to this proxy statement. The principal features of the EOIP are outlined below and should be reviewed along with Appendix A.

Description of the EOIP

        The purpose of the EOIP is to motivate and reward superior short term senior executive performance through the payment of cash award amounts based upon performance to preestablished metrics. Pursuant to the EOIP, each executive officer incentive opportunity is expressed as a percentage of base salary with actual payments based on the level of achievement of individual and Company performance metrics established by the Compensation Committee. We use the EOIP to make a portion of each executive's target annual cash compensation at risk and subject to achievement of key short-term financial and performance metrics. We currently have ten executive officers that participate in the plan. The EOIP is administered by the Compensation Committee. Prior to or shortly after the beginning of each fiscal year, the Compensation Committee determines which executive officers may participate in the EOIP for the fiscal year, the incentive level assigned to each participant, and the performance goals applicable for the fiscal year. As amended, the EOIP provides that newly hired executive officers and persons who are promoted to executive officers may be added as participants in the EOIP by the Compensation Committee during the applicable fiscal year who will be eligible to receive prorated awards during the fiscal year.

        Performance metrics may be based on one or more financial, strategic and operational business criteria specified in the EOIP. Financial business criteria include net income, margin, earnings per share and return on invested capital. Strategic and operational criteria include revenue growth, quality improvements, and cycle time reductions. The business criteria that may be used for performance goals are specified in section 5 of the EOIP. The Compensation Committee intends to focus on using the financial business criteria as the key metrics for performance goals. As amended, the EOIP provides that such criteria may be determined with respect to the Company, or any subsidiary or any division or operating unit thereof, alone or in combination, and may be on the basis of a comparison to results of a peer group or to market performance indicators or indices, and any such criteria will be determined in accordance with generally accepted accounting principles, consistently applied, unless otherwise specified by the Compensation Committee. The Compensation Committee has the option to make awards dependent on achievement of one or more different performance goals provided the goals, when established, are stated as alternatives to one another. Goals may change from year to year, as long as they are based on the business criteria specified in the EOIP. This allows us to maintain alignment with the business strategy and respond to changing market conditions, while maintaining focus on financial measures.

        At the end of the fiscal year, the Compensation Committee reviews the performance of the participating executive officers against the established performance goals. Awards are paid after the Compensation Committee has determined the extent to which the performance goals have been achieved. The EOIP allows the Compensation Committee to reduce but not increase the amount of an award that is otherwise payable to a participant upon achievement of the performance goals. As amended, the maximum award payable under the EOIP to any one participating executive officer for any fiscal year is the lesser of $5 million or 500% of the participant's annualized base remuneration at the end of the fiscal year (previously, the maximum award payable under the EOIP to any executive officer for a fiscal year was the lesser of $6 million or 600% of the participant's annualized base remuneration); these maximum amounts would only be paid in the event maximum performance on the applicable goals is achieved. Awards are paid in cash after the end of the fiscal year and participants have the option to defer payment of all or part of the award until a later date. As amended, the EOIP specifies that payments made after the fiscal year end will be in a lump sum, and will be made no later than the fifteenth day of the third month following the end of the fiscal year. In the event of a "change-of-control" (as defined in our 2005 Executive Officer Equity Plan), the payout of any EOIP awards following such change-of-control will be consistent with the provisions of the applicable employment agreement or change-of-control employment agreement between the executive officer and the Company, if any, and to the extent that no applicable provision of any such agreement addresses such payment of awards, the Compensation Committee may (i) determine the extent to which the performance goals applicable to awards in effect on the date of the change-of-control have been met based on such audited or unaudited financial information then available as it deems necessary, and (ii) cause to be paid to each participant partial or full awards based on the Committee's determination of the degree of attainment of the performance goals and the portion of the fiscal year that has elapsed prior to the change-of-control.

        Depending on performance achieved prior to termination of employment during the fiscal year, participants whose employment is terminated by retirement, death or disability are entitled to receive all or a portion of the award that would otherwise be payable. Participants whose employment is terminated for any other reason during the fiscal year are not entitled to receive an EOIP award for that fiscal year.

Summary of Benefits Under the EOIP

        In fiscal 2009, performance did not meet financial metrics established by the Compensation Committee, and as shown in the following table, no incentive bonus amounts were paid for fiscal 2009.

Name and Position	Bonus
Brian L. Halla Chairman and CEO	$0
Donald Macleod President and Chief Operating Officer	0
Mr. Chew Senior Vice President and Chief Financial Officer	0
Detlev Kunz Senior Vice President, Power Management Group	0
C.S. Liu Senior Vice President, Worldwide Manufacturing	0
All current executive officers as a group	0
All other employees, including current officers who are not executive officers*	N/A

*
Employees who are not executive officers are not eligible to participate in the EOIP.

Federal Tax Issues and Other Information

        The U.S. federal income tax consequences of the EOIP are summarized in the following discussion which deals with the general tax principles applicable to the EOIP, and is intended for general information only. Foreign, state and local income taxes are not discussed. EOIP awards constitute ordinary income taxable to the executive officer. Subject to the provisions of Section 162(m) of the Internal Revenue Code and regulations issued under the Code, National is entitled to a corresponding deduction for the fiscal year to which EOIP awards relate (or, to the extent deferred, for the year in which paid). Section 162(m) limits the allowable deduction for compensation paid or accrued for each of the chief executive officer and certain other executive officers of a publicly held corporation at the end of each fiscal year to no more than $1,000,000 per year. Under Internal Revenue Service regulations, certain types of compensation are excluded from this deduction limit if they meet the requirements for performance-based compensation.

        In order to meet the performance-based compensation requirements, awards under the plan must meet certain requirements set forth in Section 162(m), including approval of the plan by the Company's stockholders. The plan's administration by the Committee meets the additional requirement for administration by disinterested directors, as all members of the Committee meet the independence requirements set by the law. The submission of the EOIP to stockholders for approval and the EOIP provisions limiting maximum awards are intended to qualify EOIP awards as performance-based compensation for purposes of Section 162(m) to preserve the Company's federal tax deduction.

        The Compensation Committee believes that the EOIP effectively motivates our executive officers to perform and exert maximum efforts for our success, while also making a large part of the incentive compensation package dependent on objective business and performance-based criteria, and aligning the performance objectives and incentives with those of our stockholders.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE THE EXECUTIVE OFFICER INCENTIVE PLAN, AS AMENDED. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED "FOR" APPROVAL. AN AFFIRMATIVE VOTE OF A LEAST A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

Introduction to Proposal 4 and Proposal 5

        We have submitted Proposals 4 and 5 to our stockholders because we believe that these proposals are in the best interest of our stockholders. If adopted, the proposals would (1) reduce the overhang of outstanding issued equity awards, (2) streamline the process of issuing equity securities by reducing the number of equity plans available and eliminating the vagaries that exist between the various plans, many of which are significantly dated and cumbersome, (3) provide the Compensation Committee of the Board of Directors of the Company with an equity plan framework that would allow it to explore new compensation approaches that would take into account new economic realities and more closely align compensation programs with the interest of stockholders and (4) maximize the benefit to the Company and its stockholders of the significant compensation expense currently incurred by us for underwater options that have no perceived value to employees and no retention or other benefit to the Company and its stockholders.

        Proposal 4 would create a new omnibus plan that is drafted to reflect current practice and established guidelines of large institutional investors and would make available for issuance 16,000,000 shares of stock (approximately 13,240,073 if the option exchange proposal (Proposal 5 below) is approved and the option exchange is fully subscribed). If Proposal 4 is approved all remaining shares available for grant under the Company's remaining equity plans other than the 2009 Plan and the Director Stock Plan would be cancelled.

        The table below describes the impact of Proposals 4 and 5:

	As of July 17, 2009	Proforma (following adoption of Proposal 4 and 5 and consummation of the Option Exchange)	Proforma (following adoption of Proposal 4, assuming no approval of the Option Exchange)
Current Options and Awards Issued and Outstanding:
Options	55,563,290	55,563,290	55,563,290
Shares Returned in Option Exchange and Cancelled	0	(18,843,494)	0
RSUs / PSUs / RSAs	3,125,965	3,125,965	3,125,965
Estimated RSUs Issued in Option Exchange	0	2,759,927	0

Total	58,689,255	42,605,688	58,689,255

Shares Available for Grant:
1977 Employee & Officer Plan	444,802	0	0
2007 Employees Equity Plan	1,635,380	0	0
Executive Officer Plan	123,022	0	0
2005 Executive Officer Equity Plan	581,292	0	0
Director Stock Plan	231,055	231,055	231,055
2009 Incentive Award Plan (Total Reserve of 16,000,000 Shares Less Estimated RSUs to be Issued in Option Exchange)	0	13,240,073	16,000,000

	3,015,551	13,471,128	16,231,055

Total Options and Awards Outstanding and Available for Grant Under Plans	61,704,806	56,076,816	74,920,310

Total Overhang (Based on Common Stock Outstanding at July 17, 2009 of 236,330,685)	26.1%	23.7%	31.7%

        Proposal 4 is not dependent on the Company's stockholders approving Proposal 5, but would result potentially in significant increased overhang for the Company's stockholders without the reduction in overhang afforded by passage and consummation of Proposal 5.

        Proposal 5 is, however, dependent on the approval of Proposal 4 because the Company does not currently have available enough remaining shares in its plans to effect the option for RSU exchange outlined in Proposal 5 (estimated to be 2,759,927 new shares if the exchange offer is fully subscribed).

 PROPOSAL 4. APPROVAL OF THE NATIONAL SEMICONDUCTOR CORPORATION 2009 INCENTIVE AWARD PLAN.

        We are asking you to approve the National Semiconductor Corporation 2009 Incentive Award Plan, or the 2009 Plan. Our Board of Directors has adopted, subject to stockholder approval, the 2009 Plan for employees and other service providers of the Company and its subsidiaries. The 2009 Plan will become effective if the 2009 Plan is approved by the affirmative vote of a majority of the votes cast with respect to the proposal, provided that the total vote cast on the proposal represents over 50% of the outstanding common stock entitled to vote thereon. A "majority of votes cast" means that the number of votes "FOR" the approval of the 2009 Plan must exceed the number of votes "AGAINST" the approval of the 2009 Plan.

INTRODUCTION

        The purpose of the 2009 Plan is to promote the success and enhance the value of the Company by linking the personal interests of employees and members of our Board of Directors to those of our stockholders and by providing such individuals with an incentive to work to generate superior returns to our stockholders. The 2009 Plan is also intended to provide us with flexibility in creating competitive plans to motivate, attract, and retain the services of members of our Board of Directors and employees upon whose judgment, interest, and special effort our success is largely dependent.

        We believe that to be successful, all of our employees need to think like owners. Consistent with this philosophy, our equity program continues to be broad-based, with 38% of our full-time employees eligible to receive equity awards as part of their compensation package. This broad-based equity program is necessary to keep us competitive in our efforts to hire and retain top talent in technology-related fields. Furthermore, we encourage stock ownership by our senior executives through the use of equity awards and stock ownership guidelines applicable to our executive officers.

        As a result of various historical factors, we currently maintain multiple plans, each typically used to grant awards to different groups of employees. We intend to reduce the number of equity plans we administer to two, one for directors and one for all employees. A smoothly functioning equity award plan and program is vital to our daily operations and general compensation program. In addition, the 2009 Plan is designed to permit the grant of performance-based cash bonuses that comply with the requirements of Section 162(m) of the Code, so that in the future, we may be in a position to even further streamline the number of compensation plans we currently administer.

        In order to continue to make grants in accordance with the compensation philosophy adopted by the Compensation Committee, our Compensation Committee and the Board of Directors have approved and are asking you to approve the 2009 Plan. This will ensure that we have sufficient shares authorized and available for grants of equity awards and the flexibility to create the most appropriate equity program possible. Some important factors and considerations related to the adoption of the 2009 Plan are:

  •
  If the 2009 Plan is approved by stockholders, and following the option exchange program discussed in Proposal 5, if consummated, we will not make any new grants under any other existing stock plan other than the Director Stock Plan.

  •
  The 2009 Plan does not incorporate shares of common stock remaining available under the Company's other existing equity plans into its available share pool. As described below, if the 2009 Plan is approved by stockholders, all other shares remaining available for grant under the Company's existing plans other than the Director Stock Plan will be cancelled.

  •
  The 2009 Plan incorporates a broad range of compensation and governance best practices, such as: a prohibition on the re-pricing of awards; no discounted options or stock appreciation rights; no reload options or loans for officers or directors to pay for awards; minimum vesting requirements for many types of awards; no dividend rights on options or stock appreciation rights; and no transfer of shares for consideration to third parties.

        The 2009 Plan authorizes 16,000,000 shares of our common stock for issuance pursuant to the 2009 Plan. As of July 17, 2009, we had an aggregate of approximately 3,015,551 shares available for grant under the Company's 1977 Employee and Officer Plan, 2007 Employees Equity Plan, the Executive Officer Plan, 2005 Executive Officer Equity Plan and the Director Stock Plan.

        Assuming stockholder approval of the 2009 Plan, we will have a total of approximately 16,231,055 shares available for grant under all plans, consisting of (i) an aggregate total of approximately 231,055 shares available for grant under our Director Stock Plan, and (ii) 16,000,000 new shares available for grant under our 2009 Plan (reduced by the number of shares issued in connection with the underwater option exchange program described in Proposal 5 below estimated to be 2,759,927 shares).

        The following table provides information about the Company's stock options outstanding as of July 17, 2009. Approximately 72.6% of outstanding stock options were exercisable on that date and 71.0% of exercisable options had exercise prices above the closing price of $13.71 on that date. In addition to stock options, the Company had 3,125,965 unvested restricted stock units, unvested restricted stock awards and unearned performance units that were outstanding as of July 17, 2009.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding as of 7/17/09 (in thousands)	Weighted-Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number Exercisable As of 7/17/09 (in thousands)	Weighted Average Exercise Price
$5.5000 - $12.2500	6,565,676	3.24	$8.5678	4,629,051	$7.9405
$12.3125 - $12.8900	5,593,788	8.94	$12.8873	87,850	$12.7201
$12.9750 - $14.0250	4,194,513	1.64	$13.4825	4,174,113	$13.4807
$14.1500 - $17.1000	6,226,755	2.51	$16.3704	6,214,755	$16.3716
$17.1500 - $19.1500	6,107,387	2.67	$18.0516	5,747,110	$18.0981
$19.2100 - $23.0100	10,067,476	2.52	$20.8447	5,214,851	$21.0835
$23.0900 - $28.8300	9,197,409	2.91	$26.6989	6,696,574	$26.1392
$29.0500 - $29.8300	48,066	3.01	$29.2482	33,814	$29.2766
$29.9375 - $29.9375	7,386,220	0.72	$29.9375	7,386,220	$29.9375
$30.1900 - $39.0310	176,000	0.87	$34.3705	173,853	$34.4180
Total	55,563,290	2.95	$17.1393	40,358,191	$17.4754

        The Company's equity overhang on July 17, 2009, considering all outstanding equity incentives granted plus shares available for grant under all active plans, was 26.1%. Assuming stockholder approval of the 2009 Plan (and no consummation of the option exchange discussed in Proposal 5 below), the equity overhang, considering all equity incentives granted plus shares available for grant following such stockholder approval, would be approximately 31.7%. If the 2009 Plan is approved and the option exchange discussed in Proposal 5 below is consummated and assuming all eligible underwater options are exchanged for new RSUs pursuant to the ratios set forth in Proposal 5 the equity overhang, considering all equity incentives granted plus shares available under the 2009 Plan and the Director Stock Plan, would be approximately 23.7%.

        The following table provides additional information about the Company's stock options outstanding as of July 17, 2009.

Outstanding Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
In-the-money options outstanding	16,018,237	$9.8317	3.43
Underwater options outstanding	39,425,053	$20.1442	2.78
All options outstanding	55,563,290	$17.1393	2.95

        The Company and the Compensation Committee review our equity program annually to ensure that we are balancing our goal to include the use of equity in our compensation programs in order to attract and motivate our employees with our interest and our shareholders' interest in limiting dilution from equity plans. We have adjusted our grant guidelines over the past two years to significantly increase the use of restricted stock units in lieu of stock options for our broad-based equity program. We have also monitored market trends carefully and have made reductions in our grant guidelines at most levels to reflect the reduced use of equity by our competitors. The following table provides information on our annual share usage.

Rate (shares in millions)

	FY2007	FY2008	FY2009	3-Year Average
Stock options granted (includes assumed options)	6.2	6.7	7.9	6.9
Time-based restricted stock and restricted stock units granted	0.1	0.4	0.8	0.4
Performance-based restricted stock units granted	0.3	0.4	0.4	0.3
Total number of shares cancelled or forfeited	1.6	1.5	5.0	2.7
Weighted average common shares outstanding	310.3	232.6	232.6	258.5
Gross run rate(1)	2.12%	3.23%	3.90%	3.08%
Net run rate(2)	1.61%	2.58%	1.73%	1.97%
Percent of equity awards made to Named Executive Officers	9.26%	6.93%	6.67%	7.62%

(1)
Gross run rate is calculated as all shares granted as stock options or time-based restricted stock units or earned as performance-based restricted stock units, divided by weighted average shares outstanding.

(2)
Net run rate is calculated as all shares granted as stock options or time-based restricted stock units or earned as performance-based restricted stock units minus the number of shares cancelled, divided by weighted average shares outstanding.

        See the section titled "Introduction to Proposal 4 and Proposal 5" above for more information. A summary of the principal provisions of the 2009 Plan is set forth below. The summary is qualified by reference to the full text of the 2009 Plan, which is attached as Appendix B to this proxy statement.

GENERAL

  •
  The 2009 Plan has a ten-year term.

  •
  The 2009 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards, dividend equivalents, stock payments, deferred stock, other stock-based awards, and performance-based awards to eligible individuals.

  •
  16,000,000 shares of common stock in the aggregate are authorized for issuance pursuant to awards under the 2009 Plan.

  •
  The authorized shares of common stock under our 2009 Plan represent approximately 6.8% of the total outstanding shares of common stock as of July 17, 2009.

  •
  As of July 30, 2009, the closing price of our common stock on the New York Stock Exchange was $xx.xx per share.

ADMINISTRATION

        The 2009 Plan will be administered by the Compensation Committee of our Board of Directors. The Compensation Committee may delegate to a committee of one or more members of our Board of

Directors or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act or employees who are "covered employees" within the meaning of Section 162(m) of the Code. Pursuant to this provision, our Compensation Committee intends to delegate to our Chief Executive Officer the authority to determine and make most of the individual grants to our employees within guidelines approved by the Compensation Committee. Unless otherwise determined by the Board of Directors, the Compensation Committee will consist solely of two or more members of the Board of Directors, each of whom is an "outside director" within the meaning of Section 162(m) of the Code, a Non-Employee Director, and an "independent director" under the rules of the New York Stock Exchange (or other principal securities market on which shares of our common stock are traded).

        The Compensation Committee will have the exclusive authority to administer the 2009 Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, as well as the authority to delegate such administrative responsibilities. However, the full Board of Directors will conduct the general administration of the 2009 Plan with respect to any awards to non-employee members of the Board of Directors.

ELIGIBILITY

        Persons eligible to participate in the 2009 Plan include our eight non-employee members of the Board of Directors, approximately 2,200 employees of the Company and its subsidiaries and affiliates (including 10 executive officers), and consultants to the Company and its subsidiaries, as determined by the Compensation Committee.

LIMITATION ON AWARDS AND SHARES AVAILABLE

        An aggregate of 16,000,000 shares of common stock are available for grant pursuant to the 2009 Plan. The shares of common stock covered by the 2009 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market.

        To the extent that an award terminates, expires, or lapses for any reason, or an award is settled in cash without delivery of shares to the participant, then any shares subject to the award may be used again for new grants under the 2009 Plan. However, shares which are (i) delivered to us by an optionee or withheld by us upon the exercise of an award in payment of the exercise price, (ii) tendered by the holder or withheld by us in satisfaction of tax withholding obligations, (iii) subject to a stock appreciation right that are not issued in connection with a stock settlement of such right, or (iv) purchased on the open market with the cash proceeds from an option exercise, will not be available for grant under the 2009 Plan. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries or affiliates will not be counted against shares available for issuance under the 2009 Plan. The payment of dividend equivalents in cash in conjunction with outstanding awards will not be counted against the shares available for issuance under the 2009 Plan.

        The maximum number of shares of common stock that may be subject to one or more awards granted to any one participant pursuant to the 2009 Plan during any calendar year is 2,000,000 and the maximum amount that may be paid in cash during any calendar year with respect to any performance-based award is $5,000,000.

AWARDS

        The 2009 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards, dividend equivalents, stock payments, deferred stock, other stock-based awards, and performance-based awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2009 Plan. See the Summary Compensation Table and Grants of Plan-Based Awards Table, below, for information on prior awards to our named executive officers identified in those tables.

        Stock options, including incentive stock options, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the 2009 Plan. The option exercise price of all stock options granted pursuant to the 2009 Plan will not be less than 100% of the fair market value of the common stock on the date of grant. Stock options may be exercised as determined by the Compensation Committee, but in no event may a stock option have a term extending beyond six years and one day after the date of grant. Incentive stock options granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of National stock, however, shall have an exercise price that is not less than 110% of the fair market value of the common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.

        The Compensation Committee will determine the methods by which payments by any award holder with respect to any awards may be paid, the form of payment, including, without limitation: (1) cash, (2) shares of common stock held for such period of time as may be required by the Compensation Committee in order to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate payments required, or (3) other property acceptable to the Compensation Committee (including through the delivery of a notice that the award holder has placed a market sell order with a broker with respect to shares of common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to us upon settlement of such sale). However, no participant who is a member of the Board of Directors or an "executive officer" of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate the prohibitions on loans made or arranged by us as set forth in Section 13(k) of the Exchange Act.

        Restricted stock units may be granted pursuant to the 2009 Plan. A restricted stock unit award provides for the issuance of common stock at a future date upon the satisfaction of specific conditions set forth in the applicable award agreement such as continuation of employment or achievement of performance goals. The vesting and maturity dates will be established at the time of grant, and may provide for the deferral of receipt of the common stock beyond the vesting date. On the maturity date, we will transfer to the participant one unrestricted, fully transferable share of common stock for each restricted stock unit scheduled to be paid out on such date and not previously forfeited (or the cash equivalent thereof). The Compensation Committee will specify the purchase price, if any, to be paid by the participant to us for such shares of common stock. Restricted stock units may constitute, or provide for, a deferral of compensation, subject to Section 409A of the Code, and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

        Restricted stock may be granted pursuant to the 2009 Plan. A restricted stock award is the grant of shares of common stock at a price determined by the Compensation Committee (including zero), that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Compensation Committee. The 2009 Plan also provides for automatic grants of restricted stock to non-employee directors, comparable to the automatic grant provisions set forth in the Director Stock Plan, but these provisions of the 2009 Plan will only become effective after the termination of the Director Stock Plan.

        The other types of equity awards that may be granted under the 2009 Plan include stock appreciation rights, performance awards, dividend equivalents, deferred stock, stock appreciation rights and other stock-based awards.

        Stock appreciation rights, or SARs typically will provide for payments to the holder based upon increases in the price of our common stock over the exercise price per share, which will be no less than 100% of the fair market value of our common stock on the date of grant. SARs may be exercised as determined by the Compensation Committee, but in no event may a SAR have a term extending beyond six years and one day after the date of grant. Upon exercise of a SAR, payment may be made in cash, in shares of common stock, or in a combination of both.

        Dividend equivalents are rights to receive the equivalent value (in cash or common stock) of dividends paid on common stock. Dividend equivalents represent the value of the dividends per share of common stock paid by the Company, calculated with reference to the number of shares that are subject to any award held by the participant. Dividend equivalents are converted to cash or additional shares of common stock by such formula and at such time subject to such limitations as may be determined by the Compensation Committee. Dividend equivalents are not payable with respect to options or SARs.

        Deferred stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions established by the Compensation Committee, which may be based on performance criteria. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

        Stock payments may be authorized by the Compensation Committee, and to the extent applicable, shares subject to the award will not be issued until the vesting conditions or criteria have been satisfied. Stock payments may be issued in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee, consultant or director.

        Performance awards may also be granted pursuant to the 2009 Plan. Performance bonus awards are payable (in cash or in shares of common stock) upon the attainment of pre-established performance goals based on established performance criteria and the Compensation Committee may specify whether such awards are intended to be performance-based awards within the meaning of Section 162(m) of the Code. The goals are established and evaluated by the Compensation Committee and may relate to performance over any periods as determined by the Compensation Committee. Following is a brief discussion of the requirements for awards, including performance awards, to be treated as performance-based awards within the meaning of Section 162(m) of the Code.

        The Compensation Committee may grant awards to employees who are or may be "covered employees," as defined in Section 162(m) of the Code, that are intended to be performance-based awards within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax. Under the 2009 Plan, these performance-based awards may be either equity awards or performance bonus awards. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Board of Directors for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria:

  •
  net income

  •
  earnings per share

  •
  debt reduction

  •
  cash flow

  •
  stockholder return

  •
  revenue

  •
  return on investment

  •
  revenue growth

  •
  return on invested capital

  •
  return on net assets

  •
  return on equity

  •
  profit before tax

  •
  gross operating profit

  •
  profit after tax

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  return on research and development investment

  •
  market capitalization

  •
  total stockholder return

  •
  margin

any of which may be measured with respect to us, or any subsidiary, affiliate or other business unit of ours, either in absolute terms, terms of growth or as compared to any incremental increase, as compared to results of a peer group or to market performance indicators or indices. The Compensation Committee will define in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. With regard to a particular performance period, the Compensation Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Compensation Committee may reduce or eliminate (but not increase) the initial award. Generally, a participant will have to be employed by or providing services to the Company or its subsidiaries on the date the performance-based award is paid to be eligible for a performance-based award for any period.

        Except as may be determined by the Compensation Committee in the event of a participant's death, disability or retirement, or in connection with a change in control event, "Full Value Awards" (that is, restricted stock, performance awards, stock payments, dividend equivalents, deferred stock or restricted stock units) that vest solely based on the passage of time must vest over a period of not less than three years and performance awards must vest over a period of not less than one year. These vesting limitations shall not apply to a limited basket consisting of up to 5% of the shares of common stock available for issuance under the 2009 Plan.

ADJUSTMENT PROVISIONS

        Certain transactions with our stockholders not involving our receipt of consideration, such as a stock split, spin-off, stock dividend or certain recapitalizations may affect the share price of our common stock (which transactions are referred to collectively as "equity restructurings"). In the event that an equity restructuring occurs, our Board of Directors will equitably adjust the class of shares issuable and the maximum number of shares of our stock subject to the 2009 Plan, and will equitably adjust outstanding awards as to the class, number of shares and price per share of our stock. Other types of transactions may also affect our common stock, such as a dividend or other distribution, reorganization, merger, or other changes in corporate structure. In the event that there is such a transaction, which is not an equity restructuring, and our Board of Directors determines that an adjustment to the plan and any outstanding awards would be appropriate to prevent any dilution or enlargement of benefits under the 2009 Plan, our Board of Directors will equitably adjust the 2009 Plan as to the class of shares issuable and the maximum number of shares of our stock subject to the 2009 Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, and will adjust any outstanding awards as to the class, number of shares, and price per share of our stock in such manner as it may deem equitable.

EFFECT OF CERTAIN CORPORATE TRANSACTIONS

        Outstanding awards will become fully vested and exercisable immediately prior to a change in control, and will not automatically terminate in the event of a change in control. A "change in control" generally means a sale or other disposition of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, as well as certain transactions in which a person (or group of persons) acquires more than 50% of our voting power and certain changes in the composition of our Board of Directors over a period of 24 months. In the event of a change in control, any surviving corporation or acquiring corporation may either assume or continue outstanding awards or substitute similar awards. The acceleration of an award in the event of a change in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

AMENDMENT AND TERMINATION

        The Compensation Committee, subject to approval of our Board of Directors, may terminate, amend, or modify the 2009 Plan at any time; however, stockholder approval will be obtained for any amendment to increase the number of shares available under the 2009 Plan. In addition, absent stockholder approval, no option may be amended to reduce the per share exercise price of the shares subject to such option below the per share exercise price as of the date the option was granted and, except to the extent permitted by the 2009 Plan in connection with certain changes in capital structure, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

        In no event may an award be granted pursuant to the 2009 Plan on or after the tenth anniversary of the date the Board of Directors approved the 2009 Plan.

FEDERAL INCOME TAX CONSEQUENCES

        The following is a general summary under current U.S. law of the material federal income tax consequences with respect to the 2009 Plan. This summary deals with the general U.S. tax principles that apply and is provided only for general information. Some kinds of taxes, such as foreign, state and local income taxes, as well as gift and estate tax considerations, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality, and the summary does not discuss all aspects of income taxation that may be relevant in light of a holder's personal investment circumstances.

        With respect to nonqualified stock options, we are generally entitled to deduct, and the optionee recognizes taxable income in an amount equal to, the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will apply.

        The current federal income tax consequences of other awards authorized under the 2009 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); restricted stock units, stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

        Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards under the 2009 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

        Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (1) the award is granted by a compensation committee composed solely of two or more "outside directors," (2) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (3) the plan is approved by the stockholders, and (4) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options, established performance criteria that must be met before the award actually will vest or be paid.

        The 2009 Plan is designed to meet the requirements of Section 162(m); however, full value awards granted under the 2009 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the full value awards and the procedures associated with them comply with all other requirements of Section 162(m). There can be no assurance that compensation attributable to options and full value awards granted under the 2009 Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible to us.

NEW PLAN BENEFITS

        As of the date of this proxy statement, no awards had been granted pursuant to the 2009 Plan. Awards are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2009 Plan or the benefits that would have been received by such participants if the 2009 Plan had been in effect in the year ended May 31, 2009.

        THE BOARD OF DIRECTORS RECOMMENDS APPROVAL. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED "FOR" APPROVAL. AN AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE VOTES CAST, PROVIDED THAT THE TOTAL VOTE CAST ON THE PROPOSAL REPRESENTS OVER 50% OF THE OUTSTANDING COMMON STOCK ENTITLED TO VOTE ON THE PROPOSAL, IS NECESSARY FOR APPROVAL.

PROPOSAL 5. APPROVAL OF AMENDMENTS TO CERTAIN OF OUR EXISTING EQUITY INCENTIVE PLANS TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN OUR NAMED EXECUTIVE OFFICERS AND DIRECTORS.

        We are asking you to approve amendments to certain of our existing equity incentive plans to allow for a one-time stock option exchange program. Our Board of Directors, upon recommendation by our Compensation Committee, authorized the stock option exchange program on July 15, 2009, subject to stockholder approval of the equity incentive plan amendments. If implemented, this one-time stock option exchange program, or option exchange, would permit some of our employees, including employees of our majority-owned subsidiaries, to surrender certain outstanding stock options that are significantly "underwater" (i.e., those options with an exercise price that is significantly greater than our current trading price) for cancellation in exchange for a lesser number of restricted stock units ("RSUs") to be granted under the 2009 Plan.

        We believe this option exchange program, as designed, is in the best interests of our stockholders and our employees. If approved by stockholders, we believe the option exchange would enable us to:

  •
  Motivate and engage our eligible employees to continue to build stockholder value;

  •
  Reduce the total number of our outstanding stock options, or overhang, since a substantially smaller number of RSUs will be granted for the surrendered stock options; and

  •
  Recapture retentive and incentive value from the compensation expense that we record in our financial statements with respect to certain eligible options.

        In designing our option exchange, we have taken into account our stockholders' interests by focusing on the following exchange principles:

  •
  Named executive officers and members of our Board of Directors will be excluded from participating in the option exchange. All other employees holding eligible grants of stock options will generally be eligible to participate.

  •
  To ensure that only those stock options that are significantly underwater may be exchanged, only stock options with a per share exercise price greater than the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange will be eligible to be exchanged. Assuming the exchange commences on October 5, 2009 our 52-week high would be $15.95.

  •
  Stock options granted within the 12-month period immediately prior to the start of the option exchange and options that will expire within the 12-month period immediately following the completion of the option exchange will not be eligible for exchange.

  •
  The exchange ratios will be determined so that the new RSUs will have an aggregate fair value less than or equal to the fair value of the surrendered options.

  •
  None of the new RSUs will be vested on the date of grant. The new RSUs will vest ratably on each of the four anniversary dates of consummation of the exchange offer unless the options exchanged were fully vested in which case the RSUs received will vest ratably on each of the first three anniversary dates of consummation of the exchange offer.

  •
  The stock options surrendered in the exchange will be cancelled and shares subject to the cancelled options will not be available for future issuance under our equity incentive plans.

        Stockholder approval of the amendments to our equity incentive plans to permit the option exchange is required under the listing rules of the New York Stock Exchange and the terms of certain of our equity incentive plans.

        Our ability to effect the option exchange is also contingent upon stockholder approval of Proposal 4 of this proxy statement to approve the 2009 Plan. See the section titled "Introduction to Proposal 4 and Proposal 5" above for more information. If our stockholders approve this proposal and Proposal 4, and our Board of Directors or Compensation Committee determines to implement the option exchange, the option exchange will commence within 12 months following the date of the 2009 annual meeting of stockholders. Stockholder approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the 2009 annual meeting of stockholders.

OVERVIEW

        Like many companies, we have experienced a significant decline in our stock price over the last year in light of the current global financial and economic crisis. We have made significant changes to improve our cost structure, focus our resources on strategic initiatives and strengthen our competitiveness, and our stock price has improved, but not to pre-crisis levels. As a result, our employees hold stock options with exercise prices significantly above the recent trading prices of our common stock. In addition, the market for key employees remains extremely competitive, notwithstanding the current economic turmoil.

        Because of the continued challenging economic environment, we believe these underwater stock options are no longer effective as incentives to motivate and retain our employees. We believe that employees perceive that these options have little or no value. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders' interests for up to the full remaining term of these options and will continue to be expensed for financial statement purposes as if they had value, while delivering no economic value to employees and having no real retentive or incentive value to our employees and no opportunity for the Company to recapture value from or get relief from the associated compensation expense, unless they are surrendered or cancelled.

        The object of our equity incentive plans has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders. We believe that, if approved by our stockholders, the option exchange would be an important component in our efforts to:

  •
  Motivate eligible employees to continue to build stockholder value and achieve future stock price growth by exchanging underwater stock options for RSUs with new vesting periods, and which have a value that moves directly in line with our stock price. As of July 30, 2009, assuming the per share trading price of our common stock were $17.00 per share (substantially above the $15.95 per share 52-week high applicable to an October 5, 2009 tender offer commencement date), approximately 69.6% of stock options held by our employees were underwater. We believe that those stock options that are significantly underwater no longer serve to motivate or help retain our employees. We believe that the option exchange would aid both motivation or help retention of those employees participating in the option exchange, while better aligning the interests of our employees with the interests of our stockholders.

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  Reduce our total overhang because a substantially smaller number of RSUs will be granted for the surrendered stock options. Based on the assumptions described under "Details of the Stock Option Program—Exchange Ratios" below, the number of underwater stock options that would be eligible for the option exchange is approximately 18.8 million, while approximately 2.8 million new RSUs would be granted in exchange for eligible options. Because we will be issuing a substantially smaller number of RSUs for those options surrendered, our overhang and the potential dilution of stockholders' interests provided by these awards, including the newly issued RSUs, would represent an appropriate balance between the objectives of our equity incentive plans and our stockholders' interest in minimizing overhang and potential dilution.

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  Recapture value from the compensation expense that we record with respect to certain eligible options. Regardless of whether this proposal is approved by our stockholders, we will be obligated to recognize approximately $50 million of remaining compensation expense over the next three years with respect to the significantly underwater options that we expect to be eligible for the option exchange, even if these stock options are never exercised. Because we will be replacing surrendered stock options with RSUs that have a slightly lower fair value than the surrendered stock options, we believe that we can provide an incentive to retain and motivate our participating employees without materially increasing the compensation expense we already must recognize (other than increases in compensation expense that may result from decreases in our stock price after the option exchange commences, but before the exchange actually occurs). Based on the assumptions below, if our stock price does not fluctuate between the date the option exchange commences (and the exchange ratios are set) and the date the exchange actually occurs, then, as a result of the option exchange, we would expect to recognize an incremental non-cash accounting charge of approximately $5 million over the vesting periods of the new RSUs. Furthermore, even if our stock price fluctuates between the date the option exchange commences and the date the exchange actually occurs, we would not expect to recognize any material non-cash accounting charges as a result of the option exchange.

        The table below reflects information as of July 17, 2009 regarding the outstanding options that would be eligible for the option exchange if the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange was below $17.00 (for purposes of this Proposal 5 only, all references to this illustrative threshold exercise price assume an illustrative commencement date of October 5, 2009).

Exercise Price	Number of Shares Underlying Eligible Options	Weighted Average Per Share Exercise Price(1)	Weighted Average Remaining Life of Options
$17.00 - $20.99	7,420,345	$19.42	3.94
$21.00 - $23.99	4,006,288	$22.96	2.74
$24.00 and above	7,416,861	$26.94	2.81
Totals	18,843,494	$23.13	3.24

(1)
Represents the weighted average per share exercise price of all eligible options.

        If our stockholders do not approve Proposal 5 to provide for the option exchange or if our stockholders do not approve Proposal 4 of this proxy statement to approve the 2009 Plan, eligible options will remain outstanding in accordance with their existing terms.

Summary of Material Terms

        The option exchange authorized by the amendments to certain of our existing equity incentive plans, if approved by our stockholders, would provide for the following:

  •
  The option exchange will be open to all eligible employees (except where we determine that it is infeasible or impractical to offer the option exchange under local regulations as described below) who are employed by us or one of our majority-owned subsidiaries as of the start of the option exchange and remain employed by us or one of our majority-owned subsidiaries through the completion date of the option exchange. Eligible employees will be permitted to elect which of their eligible options they wish to exchange for new RSUs on a grant-by-grant basis.

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  Our named executive officers and members of our Board of Directors will not be eligible to participate in the option exchange.

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  Only stock options that have a per share exercise price greater than the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange will be eligible for exchange. Assuming the exchange commences on October 5, 2009, our 52-week high would be $15.95.

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  Stock options granted within the 12-month period immediately prior to the commencement date of the option exchange will not be eligible for exchange.

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  Stock options which have a remaining term of less than 12 months immediately following the completion of the option exchange (based on their terms as of their original grant date) will not be eligible for exchange.

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  The exchange ratios used to determine the number of new RSUs to be granted in exchange for the eligible options surrendered will be determined in a manner intended to result in the grant of new RSUs that have an aggregate fair value less than or equal to the fair value of the eligible options for which they are exchanged. The exchange ratios will be established shortly before the start of the option exchange and will depend on the then-current fair value of the eligible option (calculated using the Black-Scholes option pricing model with a computation of expected volatility based on a combination of historical and market-based implied volatility from traded options on our common stock), the fair market value of our common stock and the original exercise price of the eligible option. The option exchange will not be a one-for-one exchange. Instead, participating employees will receive a substantially smaller number of RSUs than the number of shares that are covered by the surrendered eligible options. Where application of the exchange ratio would result in the issuance of a de minimis number of new RSUs to an exchange participant (less than 100 shares), the terms of the exchange may provide for cash payments in exchange for surrendered options equal to the value of the options exchanged, less any applicable taxes, and calculated in a manner similar to the exchange ratio applicable to the exchange of underwater options for RSUs. The cash payments would not be subject to any vesting schedule and would be made on the date the option exchange is completed. We expect the aggregate of these cash payments would not exceed $2 million assuming all eligible options are so exchanged.

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  New RSUs will vest ratably on each of the four anniversary dates of consummation of the exchange offer unless the options exchanged were fully vested, in which case the RSUs received will vest ratably on each of the first three anniversary dates of consummation of the exchange offer subject to the participant's continued employment. Additional details regarding the vesting of the new RSUs is provided under the heading "Details of the Stock Option Exchange Program—Vesting of New RSUs "below.

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  If our stockholders approve this Proposal 5 and Proposal 4 of this proxy statement to approve the 2009 Plan, and our Board of Directors or Compensation Committee determines to implement the option exchange, the option exchange will commence within 12 months of the date of the 2009 annual meeting of stockholders. If the option exchange does not commence within 12 months of the date of the 2009 annual meeting of stockholders, we would consider any future option exchange or similar program to require new stockholder approval before it can be implemented.

        While the terms of the option exchange are expected to be materially similar to the terms described in this proposal, our Board of Directors or Compensation Committee will have the discretion to change the terms of the option exchange to take into account a change in circumstances or local regulations and to determine not to implement the option exchange even if stockholder approval of this proposal and Proposal 4 of this proxy statement to approve the 2009 Plan is obtained.

Reasons for the Option Exchange

        We believe that to be successful, our employees need to think like owners. Consistent with this philosophy, our equity program continues to be broad-based. This broad-based equity program is necessary in order for us to be competitive in our efforts to hire and retain top talent in technology-related fields.

        The price of National common stock, along with that of nearly every other public company, has been significantly impacted by the worldwide economic downturn. Our revenue has declined significantly due to demand and inventory contraction throughout all of our world markets. We have met the challenges imposed in this new environment by significantly reducing spending, preserving cash and concentrating new investments on new growth opportunities. Despite our best efforts, and National's near term history of significantly improving sales and margins and achieving consistent year over year return on invested capital in excess of 20% over the last 5 years, the financial sector crisis and other macro-economic factors have significantly reduced demand for non-basic necessities, including the Company's products and the products of other technology and semiconductor companies. There is no guarantee that these economic conditions (which are totally outside the control of the Company) will significantly improve or that the Company's revenue, profitability or stock price will ever return to pre-crisis levels.

        Due to the significant decline of our stock price during the last year as a result of the worldwide economic downturn, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the New York Stock Exchange on July 17, 2009 was $13.71, whereas the weighted average exercise price of all outstanding options held by our employees on that date was $17.4754. As of July 17, 2009, assuming the per share trading price of our common stock was $17.00 (significantly greater than the 52 week high of $15.95 if the tender offer were to commence on October 5, 2009), approximate 69.6% of outstanding stock options held by our employees were underwater. Although we continue to believe that equity awards are an important component of our employees' total incentive benefits and provide us with a competitive advantage, we also believe that many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. In addition, the market for key employees remains extremely competitive, notwithstanding the current economic turmoil. At the very time we need the motivation, skill and effort of our employees, our emphasis on stock options as compensation is demotivating when the options are significantly underwater through no fault of the employee. As a result, for many employees, we believe that those stock options that are significantly underwater are no longer effective at providing the incentives that our Board of Directors and Compensation Committee believe are necessary to motivate and retain our employees. We believe that the proposed underwater option exchange will reinvigorate our stock option program and allow us to recapture its motivational, incentivizing and retention benefits.

Alternatives Considered

        When considering how best to continue to provide incentives to and reward our employees who hold options that are significantly underwater, we considered the following alternatives:

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  Increase cash compensation.  To replace equity incentives, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our cash compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our overhang and would not necessarily best align the interests of our employees with those of our stockholders.

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  Grant additional equity awards.  We also considered special grants of additional stock options at current market prices. However, these additional grants would substantially increase our overhang and dilute the interests of our stockholders.

  •
  Exchange options for cash.  We also considered implementing a program to exchange significantly underwater options for cash payments. However, an exchange program where options are generally exchanged for cash would substantially increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.

  •
  Exchange options for options with lower exercise prices.  We also considered implementing a program to exchange significantly underwater options for options having an exercise price equal to the market price of our common stock on the date of the consummation of the exchange offer. We believe, however, that implementing an option-for-RSU exchange program would have two relative advantages versus an option-for-option exchange program with an equivalent accounting impact. First, an option-for-RSU exchange program would require the grant of substantially fewer RSUs than options in an option-for-option exchange program (i.e., fewer shares will be subject to the replacement RSU awards granted than replacement option awards). Second, our overhang and stockholder dilution would decrease more significantly in an option-for-RSU exchange program as compared to the amount of such decrease resulting from an option-for-option exchange program. In addition, granting RSUs will provide value to our employees even if current economic conditions continue and our stock price fails to increase after the exchange program is completed.

The Option Exchange

        After weighing each of these alternatives, subject to the exceptions described in this proposal, we have decided to pursue an option-for-RSU exchange. We have determined that a program under which our employees generally could exchange significantly underwater stock options for a substantially smaller number of RSUs was the most attractive alternative for a number of reasons, including the following:

  •
  The option exchange offers a reasonable, balanced and meaningful incentive for our eligible employees.  Under the option exchange, participating employees would surrender eligible options (which are significantly underwater) for a substantially smaller number of RSUs that will vest ratably over four years (three years if the options exchanged are fully vested) .

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  The exchange ratios will be calculated to return value to our stockholders.  We will calculate the exchange ratios in a manner intended to result in the new RSUs having an aggregate fair value, for accounting purposes, that will be less than or equal to the fair value of the eligible options that are exchanged, which we believe will have no significant adverse impact on our reported earnings.

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  The option exchange will reduce our equity award overhang.  Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire, or the employee who holds them leaves our employment. The option exchange will reduce our overhang while eliminating the ineffective options that are currently outstanding. Because a lesser number of shares will be subject to awards granted in exchange for eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang. Based on the assumptions described under "Details of the Stock Option Exchange Program—Exchange Ratios" below, if all eligible options are exchanged, options to purchase approximately 18.8 million shares would be surrendered and cancelled, while approximately 2.8 million new RSUs would be granted in exchange for eligible options, resulting in a net reduction in the equity award overhang by approximately 16 million shares (approximately 6.8%). As of July 17, 2009, the total number of shares of our common stock outstanding was approximately 236,330,685. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

  •
  Our named executive officers and members of our Board of Directors will not be eligible to participate in the option exchange.  Although our named executive officers and members of our Board of Directors also hold options that are significantly underwater, these individuals are not eligible to participate in the option exchange because we believe that their compensation should be impacted by our stock price.

DETAILS OF THE STOCK OPTION EXCHANGE PROGRAM

Implementing the Option Exchange

        We have not commenced the option exchange and will not do so unless our stockholders approve this proposal to amend certain of our equity incentive plans to permit the option exchange. Our Board of Directors authorized the option exchange on July 15, 2009, subject to such stockholder approval. Our ability to effect the option exchange is also contingent upon stockholder approval of Proposal 4 of this proxy statement to approve the 2009 Plan. If this proposal and Proposal 4 are approved, and our Board of Directors or Compensation Committee determines to implement the option exchange, the option exchange will commence within 12 months of the date of the 2009 annual meeting of stockholders.

        If stockholders approve this proposal to amend certain of our equity incentive plans and Proposal 4 to approve the 2009 Plan, and our Board of Directors or Compensation Committee determines to commence the option exchange, eligible employees will be offered the opportunity to participate in the option exchange pursuant to a written offer that will be distributed to all eligible employees. Eligible employees will be given at least 20 business days in which to accept the offer of the new RSUs in exchange for the surrender of their eligible options. The surrendered options will be cancelled as of the date upon which this election period expires. The new RSUs will be granted under the 2009 Plan on the date of cancellation of the surrendered options. The shares of our common stock subject to surrendered options will not be available for future issuance under our equity incentive plans once the surrendered options are cancelled.

        Prior to commencement of the option exchange, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC's website at www.sec.gov.

Eligibility

        If implemented, the option exchange will be open to all of our regular full time employees, worldwide, including any employees of our majority-owned subsidiaries, who hold options with a per share exercise price greater than the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange (and which were not granted within 12 months prior to the start of the exchange offer and will not expire within 12 months after the consummation of the exchange offer), except where we determine that it is infeasible or impractical to offer the option exchange under local regulations. Our named executive officers and members of the Board of Directors will not be eligible to participate in the option exchange. Based on the assumptions described below, as of July 17, 2009, we estimate that approximately 96% of our employees holding options would be eligible to participate in the option exchange. The program will not be available to any former employees. A regular full time employee who tenders his or her options for exchange must also remain an eligible employee through the date the new RSU grant is made upon the completion of the option exchange in order to receive the new RSUs. Regular full time employment does not include any period of "garden leave" or notice periods that may be provided for under local law. If an option holder is no longer a regular full time employee with us or one of our majority-owned subsidiaries for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the option exchange is commenced, that option holder cannot participate in the option exchange. If an option holder is no longer a regular full time employee with us or one of our majority-owned subsidiaries for any reason on the date that the new RSU grant is made upon the completion of the offer, even if he or she had elected to participate and had tendered his or her options for exchange, such employee's tender will automatically be deemed withdrawn and he or she will not participate in the option exchange. He or she will retain his or her outstanding options in accordance with their original terms and conditions, and he or she may exercise them during a limited period of time following termination of employment in accordance with their terms and to the extent that they are vested. A vote by an employee in favor of this proposal at the 2009 annual meeting of stockholders does not constitute an election to participate in the option exchange.

        Based on the assumptions described under "Details of the Stock Option Exchange—Exchange Ratios" below, of the outstanding options held by eligible employees as of July 17, 2009, the maximum number of shares of common stock underlying options which could be surrendered for exchange is 18.8 million, and the maximum number of shares of common stock which would be subject to RSUs granted under the proposed option exchange, using the estimated exchange ratios below, would be 2.8 million.

Exchange Ratios

        The exchange ratios set forth below for the option exchange (that is, how many options an employee must surrender in order to receive one new RSU) will be determined using the Black-Scholes option pricing model with a computation of expected volatility based on a combination of historical and market-based implied volatility from traded options on our common stock. Volatility is calculated on the same basis as we use for calculating stock expense under FAS 123(R). We chose to use this model to enable us to implement the option exchange in a manner that will result in the granting of new RSUs that have an aggregate fair value less than or equal to the fair value of the stock options that are surrendered, and to avoid the stockholder dilution that occurs when all options are exchanged on a one to one basis. New RSU grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be issued.

        The exchange ratios set forth below are for illustrative purposes only. They were established based on (i) an illustrative stock price of $11.95, (ii) the assumption that the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange was below $17.00 (if the option exchange were to commence October 5, 2009 the 52 week trading high would be $15.95), (iii) the assumption that the expected volatility used for the valuations was 51%, and (iv) the principle that the new RSUs granted will have approximately 100% of the fair value of the stock options that are surrendered in the option exchange. The actual exchange ratios will be determined at the time the option exchange commences based on our then-current stock price and volatility.

Exercise Price of Eligible Employee Option Grants	Exchange Ratio (surrendered Options to New RSUs)
$17.00 to $20.99	5 to 1
$21.00 to $23.99	7.5 to 1
$24.00 and above	10 to 1

Cash Payments

        Where application of the exchange ratio would result in the issuance of a de minimis number of new RSUs to an exchange participant (less than 100 shares), the terms of the exchange may provide for cash payments in exchange for surrendered options equal to the value of the options exchanged, less any applicable taxes, and calculated in a manner similar to the exchange ratio applicable to the exchange of underwater options for RSUs. The cash payments would not be subject to any vesting schedule and would be made on the date the option exchange is completed. We expect the aggregate of these cash payments would not exceed $2 million assuming all eligible options are so exchanged.

Election to Participate

        Participation in the option exchange will be voluntary. Under the option exchange, eligible employees may make an election to surrender eligible stock options that have an exercise price greater than the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange (other than stock options which were granted within 12 months prior to the start of the exchange offer or will expire within 12 months after the consummation of the exchange offer) in exchange for new RSUs in accordance with the actual exchange ratios, which will be determined at the time the option exchange commences.

Vesting of New RSUs

        New RSUs granted in the option exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested. Instead, the new RSUs will vest ratably on each of the four anniversary dates of consummation of the exchange offer unless the options exchanged were fully vested, in which case the RSUs received will vest ratably on each of the first three anniversary dates of consummation of the exchange offer.

U.S. Federal Income Tax Consequences and Other Tax Consequences

        The option exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating employees should recognize no income for U.S. federal income tax purposes upon the issuance of the new RSUs. The tax consequences of the option exchange in foreign jurisdictions will depend on applicable foreign tax rules and regulations but will be fully disclosed to participants subject to the tax laws of foreign jurisdictions as part of the offer to exchange options.

Accounting Impact

        The intent of the option exchange is that it will not result in us incurring significant additional compensation expenses. Based on this objective, the average fair value of the awards granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted (and the amount of any cash payments made for eligible options) will be equal to the fair value of the surrendered options (other than compensation expense that might result from fluctuations in stock price after the exchange ratios have been set but before the exchange actually occurs). The unamortized compensation expense from the surrendered options and incremental compensation expense, if any, associated with the new awards under the option exchange will be recognized over the service period of the new awards. If any portion of the new awards granted is forfeited due to termination of employment, the compensation cost for the forfeited portion of the award generally will not be recognized. Based on the assumptions described under "Details of the Stock Option Program—Exchange Ratios" above, and assuming that our stock price does not materially fluctuate between the establishment of the exchange ratios and the date the exchange actually occurs, then, as a result of the option exchange, we would expect to recognize an incremental non-cash accounting charge of approximately $5 million over the vesting period of the new awards. However, even if our stock price fluctuates between the date the option exchange commences and the date the exchange actually occurs, we would not expect to recognize any material non-cash accounting charges as a result of the option exchange.

Potential Modification to Terms to Comply with Governmental Requirements

        The terms of the option exchange will be described in a tender offer document that will be filed with the SEC.

        Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the option exchange to comply with potential SEC comments. In addition, it is currently our intention to make the program available to our eligible employees, including eligible employees of our majority-owned subsidiaries who are located outside of the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we will make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons.

Benefits of the Option Exchange to Eligible Employees

        Because the decision whether to participate in the option exchange is completely voluntary, we are not able to predict who will participate, how many options any particular group of employees will elect to exchange, or the number of new RSUs that we may grant. As noted above, our named executive officers and members of our Board of Directors are not eligible to participate in the option exchange. The option exchange also will not be available to any former employees of ours or of our majority-owned subsidiaries.

Effect on Stockholders

        The option exchange was designed to provide renewed incentives and motivate the eligible employees to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards. We are unable to predict the precise impact of the option exchange on our stockholders because we cannot predict which or how many employees will elect to participate in the option exchange, and which or how many eligible options such employees will elect to exchange. Please see the "Details of Stock Option Exchange Program—Eligibility" section above for the approximate reduction in the number of shares underlying options outstanding assuming that 100% of eligible options are exchanged and new awards are issued in accordance with the exchange ratios set forth above.

Text of Amendments to Existing Equity Plans

        In order to permit us to implement the option exchange in compliance with our existing equity incentive plans and applicable New York Stock Exchange listing rules, our Compensation Committee recommended and our Board of Directors approved amendments to certain of our equity incentive plans, subject to approval of the amendments by our stockholders. We are seeking stockholder approval to amend the following existing equity incentive plans, which we refer to hereinafter as the amended equity incentive plans: 1977 Employee and Officer Plan, 2007 Employees Equity Plan, the Executive Officer Plan and the 2005 Executive Officer Equity Plan, to provide for the option exchange notwithstanding any provision to the contrary in the respective plan. The amendments will read substantially as follows:

  Notwithstanding any other provision of the Plan to the contrary, upon approval of this amendment by the Company's stockholders in accordance with the terms of this Plan, our Board of Directors or Compensation Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of options or RSUs; provided, however, that such one-time-only option exchange offer is commenced within 12 months of the date of such stockholder approval.

Summary of our Amended Equity Incentive Plans

        The following is a summary of the material terms of the amended equity incentive plans. A comprehensive discussion of the material terms of the 2009 Plan and the U.S. federal income tax consequences of awards granted thereunder is included in Proposal 4 of this proxy statement and is incorporated into this proposal by this reference. We administer our other amended equity incentive plans in a manner consistent with our proposed manner of administration of the 2009 Plan, and the U.S. federal income tax consequences associated with awards under our other amended equity incentive plans are the same as similar awards granted under the 2009 Plan.

        Generally, the amended equity incentive plans provide for equity awards to be made to our employees, directors and executive officers. Currently, the types of awards that our Compensation Committee grants consist of non-qualified stock options, or NQOs, restricted stock units, or RSUs, nonvested shares of our common stock, which we also refer to as restricted stock, and performance-based RSUs. As of July 17, 2009, approximately 3.0 million shares were available for future grant under our amended equity incentive plans.

        Stock options granted under the amended equity incentive plans generally vest 25% one year from the date of grant, and the remainder vest at a rate of 2.08% per month thereafter, and generally expire six years and one day from the date of grant. The cost of stock options is determined using the Black-Scholes option pricing model on the date of grant.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE PROPOSAL TO AMEND CERTAIN OF OUR EQUITY INCENTIVE PLANS TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED "FOR" APPROVAL. AN AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Executive Summary

        This Compensation Discussion and Analysis provides an overview of the Company's compensation policies with respect to the compensation paid for the 2009 fiscal year to each of the executives of National Semiconductor listed in the Summary Compensation Table, which appears on page 55.

        The Compensation Committee determines each element of compensation paid to the CEO and approves all compensation paid to the Company's other executive officers.

        The members of the Compensation Committee are selected by the Board of Directors. The members of the Compensation Committee for fiscal 2009 following the Company's Annual Meeting of Stockholders held on September 25, 2008 (the "2008 Stockholders Meeting") were Messrs. Frankenberg (Committee chair), Appleton, Maidique and McCracken. During fiscal 2008 and prior to the 2008 Stockholders Meeting the Compensation Committee consisted of Messrs. Appleton (Committee chair), Maidique and McCracken. None of the current or prior Compensation Committee members has any interlocking relationships and each member is (or was) independent and qualifies (or qualified) as an "outside director" under Section 162(m) of the Internal Revenue Code.

        The Compensation Committee oversees an executive compensation program designed to attract and retain talented executives in a cost effective manner. The Compensation Committee considers a wide range of technology companies with which the Company competes for talent, and also considers National's pay-for-performance philosophy. This approach ensures that a significant amount of executives' compensation is "at risk" and earned through superior company performance.

        In determining the compensation to be paid to National's executive officers, the Compensation Committee is guided by the following principles:

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  Pay for performance, structuring compensation so that high performing individuals are able to earn total compensation commensurate with Company performance relative to its company peers and with individual executive performance relative to executive peers, respectively;

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  Pay competitively, by establishing moderately attractive base salaries and comparable at market benefit plans with opportunities to achieve additional performance driven compensation at or near the 75th percentile for comparable companies for superior performance; and

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  Align compensation with stockholders' interests through the use of stock options and performance share units as a significant portion of total compensation.

The executive compensation program consists of the following elements applicable to all executives:

Element	Description or role of element
Base salary	Fixed level of compensation for day-to-day responsibilities and achieving target goals and objectives
Executive Officer Incentive Plan	Annual cash incentive which is earned for achieving goals and objectives identified by the Compensation Committee
Long-term incentives	Equity awards designed to bridge short and long range goals and objectives and further align executive behavior and shareholder interests by rewarding executives for increases in Company stock price
• Stock options	Each aligns executive behavior with shareholder interests
• Performance share units	Units convert to equivalent number of shares if performance goals are achieved
Benefits	Except as referenced below, executives participate in Company-wide benefit programs. Executives may choose to defer a portion of salary and annual incentive bonus under a deferred compensation program
Change-of-control	Provides incentive to executives to facilitate extraordinary opportunities to maximize shareholder value

How compensation determinations are made

        The Compensation Committee reviews annually market trends in compensation, including the practices of identified competitors, and the alignment of the compensation program with the Company's strategy. Specifically, for executive officers, the Compensation Committee:

  •
  establishes and approves target compensation levels for each executive officer;

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  approves individual executive and Company performance measures and goals;

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  determines the mix between cash and stock, short-term and long-term incentives and benefits;

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  verifies the achievement of previously established performance goals; and

  •
  approves the resulting cash or equity awards to executives.

        In making determinations about total compensation for executives, the Compensation Committee takes into account a number of factors: the competitive market; Company performance; shareholder dilution; the particular executive's role, responsibilities, experience, and performance; Company need; and retention. The Compensation Committee also considers other equitable factors such as the role, contribution and performance of an individual executive relative to the executive's peers at the Company. The Compensation Committee does not assign specific weights to these factors, but rather makes a subjective judgment taking all of these factors into account. However, during the last fiscal year the Compensation Committee paid special consideration to issues of retention and the impact of the global economy on the Company's business.

        Each year, the Compensation Committee reviews the compensation of the CEO and conducts a performance assessment of the CEO. This assessment is presented to the full Board of Directors in executive session and is considered by the Compensation Committee along with market and other factors highlighted above to determine the CEO's compensation.

        Each year, the CEO makes compensation recommendations for all other executives and presents the Compensation Committee with his evaluation of the performance, development and potential future role for each executive. In determining an executive's individual performance, the Compensation Committee discusses the CEO's assessment and recommendations in addition to their own experience with the executive.

        The Compensation Committee also utilizes the services of a compensation consultant, Frederic W. Cook & Co., Inc., as discussed more fully below under "Compensation Consultant."

Pay for performance

        The Company's compensation philosophy is to, wherever practicable, link pay to performance and to emphasize performance-based incentives. To date, the Compensation Committee believes executive compensation has been commensurate with Company performance. For performance periods running from fiscal 2005 through fiscal 2008, the Compensation Committee included return on invested capital (ROIC) as a performance metric for performance share units (as described below) granted to executives. During that time, the Company significantly outperformed the S&P 500 median by achieving ROIC in excess of 20%. For fiscal 2009, the global economic crisis and the devaluation of world equity markets and evaporation of consumer demand required that the Company modify its near term objectives to meet the challenges posed by the crisis. As a result, the Company took action to preserve and continue to generate cash and maintain positive earnings per share while investing in initiatives designed to enable the Company to take advantage of growth opportunities as the global economic environment improves.

Market comparison

        For fiscal 2009, the Compensation Committee evaluated target total compensation for executives against the total compensation paid by competitive companies for like positions at between the 50th and the 75th percentile of the competitive market. The 50th—75th percentile was used as a reference point in making pay determinations. It was not a target or a determinant of actual executive compensation. The Compensation Committee believed that the 50th—75th percentile was a relevant reference in light of Company size, complexity, organizational structure, performance and need compared to available information regarding its competitors within and without the semiconductor industry. The Compensation Committee will evaluate the continued usefulness of the 50th—75th percentile as a reference point based on Company performance to its peers and may use a different reference point based on Company performance and other market factors.

        The Compensation Committee will also continue to evaluate the usefulness of the 50th—75th percentile as a reference point for specific executive positions and will continue to base individual compensation decisions on the factors identified above. For example, in determining Mr. Macleod's total compensation, the Compensation Committee decision was influenced by its desire to position him between the other executives and the CEO, reflecting his role on the senior management team and the importance of Mr. Macleod to the Company.

        The chart below shows the total compensation amounts attributable to the 50th—75th percentile market reference point for each individual executive identified in the Summary Compensation Table as well as that executive's total target compensation established by the Compensation Committee for fiscal 2009:

Executive	Market 50th Percentile	Market 75th Percentile	Fiscal 2009 Target Total Compensation	Fiscal 2009 Actual Compensation(1)
Mr. Halla	$5,456,000	$7,635,000	$6,113,600	$1,956,259
Mr. Macleod	2,868,000	4,118,000	4,074,800	1,513,618
Mr. Chew	1,789,000	2,451,000	2,510,600	1,454,521
Mr. Liu(2)	965,000	1,919,000	N/A	1,396,645
Mr. Kunz	1,529,000	1,979,000	1,597,700	996,387

(1)
Fiscal 2009 Actual Compensation amounts taken from Summary Compensation Table.

(2)
Mr. Liu became an executive officer on October 1, 2008.

        Actual compensation paid to an executive may be more or less than the 50th—75th percentile reference point or the total target compensation established by the Compensation Committee for that executive. For example, aggregate fiscal 2009 total compensation was significantly below both the 50th—75th percentile reference point and target total compensation because incentive payments and performance shares earned were below targeted levels as a result of Company performance goals not being met.

  Market data

        In defining the competitive market, the Compensation Committee considers two data sources: a peer group of semiconductor industry companies and published survey data. The Compensation Committee believes the companies identified in this data are appropriate because these companies compete with the Company for talent, face similar challenges in the semiconductor sector, are comparable to National in size, and the scope of responsibilities of the top executives is comparable to Company executives. For fiscal 2009, the peer group consisted of the following 15 companies:

  Advanced Micro Devices, Inc
  Altera Corporation
  Analog Devices, Inc.
  Atmel Corporation
  Conexant Systems, Inc.
  Cypress Semiconductor Corporation
  Fairchild Semiconductor International, Inc.
  Intersil Corporation
  Linear Technology Corporation
  LSI Corporation
  Maxim Integrated Products, Inc.
  Micron Technology Inc.
  Nvidia Corporation
  On Semiconductor Corporation
  Xilinx, Inc.

        For fiscal 2010 the Compensation Committee modified the Peer Group list by deleting Conexant Systems, Inc. because no longer comparable to the Company in size and adding International Rectifier Corporation, Marvell Technology Group Ltd, Microchip Technology Incorporated and Skyworks Solutions, Inc. because comparable to the Company in size and scope.

        The specific surveys and competitive data used for fiscal 2009 are the Towers Perrin Compensation Data Bank Survey, which includes the TriComp Executive Database (70 companies) as well as the High Tech Database (106 companies), the Radford Executive Survey and the Equilar annual proxy data of 15 peer group companies. The information derived from the surveys provided the Compensation Committee with the ability to compare National to those companies with whom National competes for talent and jobs. While the Compensation Committee uses a composite of the peer group and survey data as a reference point for determining market pay levels and trends, the Compensation Committee does not set any executive's compensation based solely on the market data.

Pay Mix

        The Compensation Committee's pay for performance philosophy requires that the majority of executive's total compensation should be at risk if performance goals are not achieved or the Company's share price does not grow over time. National does not use a formulaic approach to the mix of compensation elements between cash and equity, short-term and long-term, or fixed (salary) and at risk (incentive awards), but in general, the more senior the executive, the more pay should be at risk. The following graphics show that for fiscal 2009, 85% of the CEO's target compensation was at risk slightly above the peer group median.

        (In these graphics, "STI" refers to the short term incentive and "LTI" refers to the long term incentive.)

National Semiconductor Target Pay Mix: CEO

Peer Group Median Target Pay Mix: CEO

        In addition, the following graphics show that for fiscal 2009, 84% of each of the COO's and CFO's target compensation was at risk while the peer group median was 79%.

National Semiconductor Target Pay Mix: Average of COO and CFO

Peer Group Median Target Pay Mix: Average of COO and CFO

        While National's emphasis on pay at risk is greater than that of its peer group, National has placed greater emphasis on annual incentives rather than long-term incentives when compared to its peers. This reflects a decision by the Compensation Committee several years ago that the use of stock in the Company's compensation program should be more effectively managed. The Compensation Committee continues to review this emphasis annually.

Base Salary

        The Compensation Committee reviews executive salaries annually but does not make adjustments each year. During fiscal 2009, the salary of Mr. Chew was increased to $425,000 in light of market data for chief financial officers. However, Mr. Chew's actual base salary for fiscal 2009 was $397,019 reflecting a temporary 10% reduction in the base salaries of all executive officers during the fourth quarter of fiscal 2009 and first quarter of fiscal 2010. This temporary 10% reduction applied to all executive officers, except for Brian Halla whose base salary was reduced 25% and Donald Macleod whose base salary was reduced by 15%. There were no base salary increases in fiscal 2009 for other executives.

At Risk Compensation for Fiscal 2009

At Risk Compensation Element	Performance Period	Performance Measure
Executive Officer Incentive Plan	One year	Earnings per share and amount of new team revenue
Stock options	Four-year vesting; six-year term	Value to the executive only if stock price appreciates
Performance share units	Two years	Return on Invested Capital ("ROIC")

      •    Executive Officer Incentive Plan

        The Executive Officer Incentive Plan is an annual cash based incentive plan. Cash incentives are payable if pre-determined Company and individual performance goals are achieved. The Compensation Committee sets each executive's incentive opportunity as a percentage of base salary. The Compensation Committee reviews these opportunities each year based on market data and the desired pay mix.

        The Compensation Committee establishes Company and individual performance metrics for the Executive Officer Incentive Plan at the beginning of each fiscal year. A table setting forth the incentive plan Company performance metrics is set forth below:

Percentage of Incentive Plan Payout

Fiscal 2009 Performance Metric	50% Threshold	100% Target	150% Outstanding	200%
New Team Revenue	$565M	$585M	$610M	$640M
EPS	$1.45	$1.51	$1.58	$1.66

        For fiscal 2009, threshold level of performance was not achieved and no incentive payout was made to any executive officer pursuant to the Executive Officer Incentive Plan.

        The Compensation Committee established the CEO's annual incentive opportunity at 250% of salary and determined the annual incentive based on Company performance to the established Company metrics. For fiscal 2009, the CEO did not receive a bonus as the threshold level of performance was not achieved.

        The chart below shows the actual incentives paid for fiscal 2009 compared to target:

Executive	Target EOIP Award	Pool Funding	Individual Performance Score	Actual EOIP Award for Fiscal 2009
Mr. Halla	$2,225,000	0%	N/A	$0
Mr. Macleod	1,200,000	0%	N/A	0
Mr. Chew	637,500	0%	N/A	0
Mr. Kunz	435,500	0%	N/A	0
Mr. Liu(1)	N/A	0%	N/A	0

(1)
Mr. Liu became an executive officer on October 1, 2008.

      •    Long-term incentives

        The Company uses stock options and performance share units as long-term incentives for executives. The Compensation Committee emphasizes performance share units over stock options, but may use both. The Compensation Committee also does not have a formulaic approach to determining grant levels for the executives but does take into account the factors described above, including the CEO's recommendations, historical grant levels, retention concerns and the impact of the awards on the Company's usage of shares. For fiscal 2009, the Compensation Committee determined that the CEO's equity awards should be entirely in the form of performance share units. The other executives received a combination of options and performance share units.

                Performance share units

        Performance share units are paid in Company stock (one unit is equivalent to one share); the number of units earned may vary between 0 and 150% of the target number of shares depending on how well the Company performs against the predetermined goal over the two-year performance period.

Fiscal year 2009 marked the fourth year that the Company has aligned a portion of its long-term incentives with Company financial performance. Performance share unit targets established for the Fiscal 2009-2010 Performance Period are shown in the Grants of Plan-Based Award Table. Actual units earned depend on the Company's achievement against the following predetermined goals:

                                  Performance period fiscal 2009-2010

        The performance share units granted for the two-year performance period fiscal 2009-2010 were tied to sustaining at least a 20% ROIC. For purposes of these metrics, ROIC is determined as operating profit before taxes, including stock compensation expenses, but excluding non-operating one time or expense items, divided by the average invested capital during the period. The percentage shares earned for performance at each of the threshold, target and outstanding levels are shown in the table below:

Measure	Threshold Level of Achievement	Target Level of Achievement	Outstanding Level of Achievement
Return on Invested Capital (ROIC)	20%	22%	24%
Percentage of shares earned	50%	100%	150%

        As a result of the economic crisis during fiscal 2009 and the resulting impact on the Company's business, ROIC performance was severely impacted. Based on the Company's ROIC performance during fiscal 2009, it is not likely that any shares will be earned when the performance period ends in fiscal 2010.

                                  Performance period fiscal 2008-2009

        The performance units granted for the two year performance period fiscal 2008-2009 were tied to sustaining at least an 18% ROIC. The percentage shares earned for performance at each of the threshold, target and outstanding levels are shown in the table below. For purposes of these metrics, ROIC is determined as net operating profit after taxes, divided by the average invested capital during the period.

Measure	Threshold Level of Achievement	Target Level of Achievement	Outstanding Level of Achievement
Return on Invested Capital	18%	20%	24%
Percentage of shares earned	50%	100%	150%

        For the fiscal 2008-2009 performance period, ROIC was 19%, therefore the Compensation Committee determined that 75% of the shares were earned.

                Stock options

        Stock options have long been a core component of the compensation program at the Company for a broad group of employees. The Compensation Committee believes that options are an appropriate vehicle to implement the Company's pay for performance philosophy because executives benefit from options only if the Company's stock appreciates. Stock options expire six years and one day after the date of grant. Fiscal 2009 grants to the executives are shown in the Grants of Plan Based Awards Table.

Special Retention Incentive Program

        As a result of the global economic crisis and its significant impact on the performance of the Company and its near term outlook, the Compensation Committee determined that despite management's best efforts and through no fault of management, much of the Company's near, medium and longer term incentive compensation metrics would not (and given the magnitude of the crisis, regardless of effort, action or turnaround, could not) be met and that under these circumstances the Compensation Committee's reliance on at risk compensation resulted in too significant a departure between actual and target compensation. In addition, the Compensation Committee determined that because equity incentives no longer had any value, senior management had no incentive to remain with the Company as the economic situation improved. As a result, the Compensation Committee approved a one-time cash payment to be paid at the end of the second quarter fiscal 2011. To receive the payment the officer must be employed by the Company on the payment date and the amount of the payment depends in part on the closing price of the Company's common stock during the immediately preceding fiscal quarter.

        The amounts payable to the Company's named executive officers under the terms of the approved retention plan are set forth below:

Estimated Retention Payment
Closing Price Per Share of Company Common Stock

	Less than $10.00	$10.01 - $12.50	$12.51 - $15.00	$15.01 - $17.50	Greater than $17.50
Brian L. Halla	$1,500,000	$2,250,000	$3,000,000	$3,750,000	$4,500,000
Donald Macleod	1,000,000	1,500,000	2,000,000	2,500,000	3,000,000
Lewis Chew	1,000,000	1,500,000	2,000,000	2,500,000	3,000,000
Detlev Kunz	500,000	750,000	1,000,000	1,250,000	1,500,000
C.S. Liu	750,000	1,125,000	1,500,000	1,875,000	2,250,000

Change-of-control benefits

        Other than the change-of-control employment agreements discussed in the section of the proxy on Employment Contracts and Potential Payments Upon Termination of Employment or Change-of-Control, there are no specific employment agreements with the executive officers, as executive officers serve at the pleasure of the Board of Directors.

        The change-of-control employment agreements are designed to ensure that Company stockholders receive full value for the Company in a change-of-control. The benefits and payments that the executive officers may become eligible to receive under the change-of-control agreement are intended to ensure that the management team is able to evaluate objectively whether a potential change-of-control of the Company is in the best interests of the Company and its stockholders and to ensure the continued services of the executive officers through a change-of-control transaction. The estimated amounts that may be due under the agreements in the event of a change-of-control are set forth in the section of the proxy relating to Employment Contracts and Potential Payments Upon Termination of Employment or Change-of-Control.

Other benefits

        Executive officers participate in Company-wide employee benefit plans such as medical, dental, disability and 401k plans. In addition, Mr. Macleod is a participant in a life insurance program and a retiree medical program (which are discussed in the section of the proxy relating to Employment Contracts and Potential Payments Upon Termination of Employment or Change-of-Control).

Stock ownership guidelines

        National has stock ownership guidelines for executive officers to ensure that they have a meaningful economic stake in the Company. The Compensation Committee reviews the guidelines regularly and monitors the executives' progress toward meeting the guidelines. Stock held directly by the officer counts toward the requirements. Unexercised stock options and shares held in the

Retirement and Savings Program and Deferred Compensation Plan do not count toward satisfying the guidelines. All of National's executive officers included in the Summary Compensation Table other than Mr. Liu (who was named an executive officer during fiscal 2009 and has until 2013 to meet the applicable requirements) satisfy the stock ownership guidelines. The guidelines and each executive's ownership are shown in the following table:

Executive	Target # of Shares	Actual Shares Owned July 17, 2009
Mr. Halla	200,000	429,618
Mr. Macleod	80,000	263,535
Mr. Chew	20,000	103,764
Mr. Kunz	20,000	43,191
Mr. Liu	20,000	992

Equity grant practices

        During fiscal 2009, the Compensation Committee made equity grants to executive officers and set the performance goals for the performance share units at the meeting at which the Compensation Committee met to make its annual compensation determinations. This Compensation Committee meeting was scheduled without regard to anticipated earnings or other major announcements by the Company.

"Clawback" policies

        Under the 2009 Plan (if approved by stockholders), the 2007 Employees Equity Plan, the 2005 Executive Officer Equity Plan as amended, and the Executive Officer Incentive Plan, the Compensation Committee may cancel any outstanding plan award (regardless of whether it is vested or deferred and including any award under those plans held by an executive) and the "clawback" provisions also may require a participant to repay any gain realized through the previous exercise of an award granted under one of these plans in the event of a participant's termination for cause; serious misconduct; or retirement and subsequent participation in any activity in competition with National. The Compensation Committee is solely responsible for determining, in good faith, whether a participant has engaged in serious misconduct or engaged in competition with the Company. The Compensation Committee believes these "clawback" provisions are appropriate in light of the significant value and importance it places on incentive and equity based compensation and its desire to ensure that all recipients of incentive and equity compensation awards abide by National's reasonable standards of conduct and refrain from competitive activity.

Tax deductibility of compensation

        The Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company's CEO or the other executive officers. This limitation does not apply to compensation that meets the requirements of "qualifying performance-based" compensation. Consistent with the emphasis on performance based compensation, the Company's policy is to qualify, to the extent deemed reasonable by the Compensation Committee, the compensation of executive officers for deductibility under the tax laws and the Company's incentive and equity plans are designed accordingly.

Compensation Consultant

        During fiscal 2009 the Compensation Committee retained Frederic W. Cook & Co. Inc. to replace Mercer as its Compensation Consultant and to assist with executive compensation program design, calibration of the program to National's performance and the competitive market, and monitoring program effectiveness. The Compensation Committee's Compensation Consultant attends Compensation Committee meetings, reviews compensation data and issues with the Compensation Committee and participates in discussions regarding executive compensation issues. While the Compensation Committee considers input from the Compensation Committee's Consultant, ultimately the Compensation Committee's decisions reflect many factors and considerations. Personnel in the Company's human resources department and the Senior Vice President, Human Resources at the direction of the Compensation Committee work with the Compensation Committee's Consultant so that the Compensation Committee's Consultant can develop materials, including competitive market assessments and summaries of current legal and regulatory developments, useful to the Compensation Committee in making its determinations and evaluations.

        Compensation targets and performance metrics for fiscal 2009 were made with input from Mercer while fiscal 2009 payouts and compensation targets and performance metrics for fiscal 2010 were made with input from Frederic W. Cook & Co., Inc. Mercer is a subsidiary of Marsh & McLennan Companies, Inc., a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. The Company uses the brokerage services of Marsh, another subsidiary of Marsh & McLennan, for the casualty insurance portion of National's risk management and insurance program. In addition, the Company purchases from Mercer general employee published salary surveys in several countries in Asia at a cost of approximately $20,000.

        During fiscal 2009, Mercer received $59,950 for its services as a consultant to the Compensation Committee, and Marsh received $289,000 for the brokerage services provided to National. The Compensation Committee reviewed the Marsh brokerage services, as well as the purchase of the published survey data, and has determined that these services did not constitute a conflict of interest or prevent Mercer from being objective in its work for the Compensation Committee. During fiscal 2009 Frederic W. Cook & Company received $14,953 for its services as a Consultant to the Compensation Committee.

Summary

        We believe that the executive compensation program supports National's business goals and objectives and aligns executive compensation to Company performance.

Summary Compensation Table

        The following table shows information on compensation paid or accrued by National and our subsidiaries for our chief executive officer, our principal financial officer and the three other most highly compensated executive officers (collectively referred to in these compensation tables as the named executive officers) for the fiscal years ended May 31, 2009, May 25, 2008 and May 27, 2007:

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Brian L. Halla	2009	$838,658	$928,964	$175,162	$0	$—	$13,475	$1,956,259
Chairman and CEO	2008	879,735	2,238,773	1,839,432	1,112,500	—	14,248	6,084,688
	2007	866,042	5,500,382	5,071,884	556,250	—	14,621	12,009,179
Donald Macleod	2009	559,154	632,414	297,096	0		24,912	1,513,618
President & Chief	2008	593,077	1,657,773	1,040,621	600,000	—	29,464	3,920,935
Operating Officer	2007	580,385	3,424,909	2,602,151	300,000	—	28,586	6,936,031
Lewis Chew	2009	397,019	514,473	533,245	0		9,784	1,454,521
Senior Vice President,	2008	400,000	632,318	824,714	300,000	—	13,836	2,170,868
Finance and Chief Financial Officer	2007	400,000	1,608,555	1,131,479	150,000	—	13,904	3,303,938
Chue Siak "C.S." Liu(6)	2009	312,621	326,884	747,444	0	—	9,696	1,396,645
Senior Vice President,	2008	—	—	—		—	—	—
Worldwide Manufacturing	2007	—	—	—	—		—	—
Detlev Kunz	2009	307,300	257,237	414,360	0	7,782	9,708	996,387
Senior Vice President,	2008	335,004	290,500	964,028	175,000	81,042	13,781	1,859,355
GM, Power Management Group	2007	335,004	933,836	1,283,293	135,000	35,365	13,822	2,736,320

(1)
This column represents the dollar amount of compensation expense recognized for financial statement reporting purposes in accordance with SFAS 123R in the applicable fiscal year for the fair value of (i) performance share units granted in that fiscal year, as well as prior fiscal years and (ii) the variable portion of the retention program implemented in 2009. The performance share units are subject to performance conditions, as described in the Compensation Discussion and Analysis. Performance conditions do not reduce the grant date fair value under SFAS 123R. The amounts for fiscal 2009 include reversal of expense recognized in prior years because the performance share unit metrics were not achieved for the fiscal 2007-2008 performance period. Since the amounts in this column reflect the Company's accounting expense for the performance share units, they do not correspond to the actual value which will be recognized by the officer, which depends solely on the achievement of specified performance objectives over the performance period. The grant date fair value of performance share units used to value the performance share units is the market price of the stock on the date of grant. The retention program pays a cash retention payment on or about November 30, 2010. The amount of the payment increases if the average daily closing price for the Company's Common Stock for the fiscal quarter immediately prior to the payment date is between $10.01 and $17.50 per share. See page 52.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123R for the fair value of stock options granted, in the applicable fiscal year as well as prior fiscal years, to each of the named executives. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. For additional information on the valuation assumptions used for the option grants, refer to note 1 of the financial statements in our Form 10-K for the fiscal year ended May 31, 2009 as filed with the SEC. See the Grants of Plans-Based Awards Table for specific information on options granted in fiscal 2009. Since these amounts reflect the Company's accounting expense for these stock option awards, they do not correspond to the actual value that will be recognized by the named executives.

(3)
The column represents incentives earned under the Executive Officer Incentive Plan.

(4)
This column represents the aggregate change in the actuarial present value for the defined benefit pension plan made available to Mr. Kunz in connection with his prior service with our German subsidiary. Amounts are based on the exchange rate used by the Company as of the applicable financial statement reporting dates. We do not have above market or preferential earnings on our non-qualified deferred compensation plan made available to our executive officers and other highly compensated employees.

(5)
Consists of the following:

(a)
Contributions and allocations to defined contribution retirement plans

	2009	2008	2007
Mr. Halla	$12,727	$13,500	$13,500
Mr. Macleod	6,127	13,500	13,300
Mr. Chew	9,427	13,500	13,400
Mr. Liu	9,427	—	—
Mr. Kunz	9,427	13,500	13,400
  (b)
  Value of life insurance premiums for term and whole life insurance

	2009	2008	2007
Mr. Halla	$748	$748	$1,121
Mr. Macleod	18,785	15,964	15,286
Mr. Chew	357	336	504
Mr. Liu	269	—	—
Mr. Kunz	281	281	422

        Mr. Macleod has a whole life policy made available to executive officers under a grandfathered program; the other officers have term life insurance made available on the same terms as offered salaried employees.

        The incremental cost to the Company of perquisites in fiscal 2009, fiscal 2008 and fiscal 2007 for each of the executive officers named in the table did not exceed $10,000.

(6)
Mr. Liu became an executive officer during fiscal 2009, on October 1, 2008.

 Grants of Plan-Based Awards

        The following table shows information concerning plan-based awards in fiscal 2009 to the named executive officers:

								All other Option Awards: Number of Securities Underlying Options(4) (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Grant Date Fair Value of Stock and Option Awards(6) ($)
									Exercise or Base Price of Option Awards(5) ($/sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian L. Halla	7/15/08(1)	$1,112,500	$2,225,000	$4,450,000				—	$—	$—
	7/15/08(2)				72,500	145,000	217,500			2,998,600
	11/25/08(3)	1,500,000	3,000,000	4,500,000
Donald Macleod	7/15/08(1)	600,000	1,200,000	2,400,000
	7/15/08(2)				55,000	110,000	165,000			2,274,800
	11/25/08(3)	1,000,000	2,000,000	3,000,000
Lewis Chew	7/15/08(1)	318,750	637,500	1,275,000
	7/15/08(2)				20,000	40,000	60,000			827,200
	7/15/08(4)							100,000	20.68	622,870
	11/25/08(3)	1,000,000	2,000,000	3,000,000
C.S. Liu(7)	7/15/08(1)	160,000	320,000	640,000
	7/15/08(2)				0	0	0			0
	7/15/08(4)							120,000	20.68	747,444
	11/25/08(3)	750,000	1,500,000	2,250,000
Detlev Kunz	7/15/08(1)	217,750	435,500	871,000
	7/15/08(2)				12,500	25,000	37,500			517,000
	7/15/08(4)							50,000	20.68	311,435
	11/25/08(3)	500,000	1,000,000	1,500,000

(1)
With the exception of Mr. Liu, represents target awards set on July 15, 2008 for fiscal 2009 under the Executive Officer Incentive Plan. Target awards are specifically set based on assigned incentive levels, assuming 100% achievement of goals. Under the performance metrics set for fiscal 2009, threshold represents goal achievement at the minimum performance level (50%) and maximum represents goal achievement at the maximum performance level (200%). Amounts shown for Mr. Liu represent potential payout at similar achievement levels to those applicable to executive officers. Actual payout for fiscal 2009 was zero and is shown as zero in the Summary Compensation Table under "Non-Equity Incentive Plan Compensation."

(2)
Represents target levels set in fiscal 2009 for performance share units for the two year cycle fiscal 2009 and fiscal 2010 under the 2005 Executive Officer Equity Plan. Target levels are set based on 100% achievement of goals. Threshold represents goal achievement at the minimum performance level (50%) at which awards can be paid and maximum represents goal achievement at the maximum performance (150%) level at which awards can be paid under this plan.

(3)
Represents awards issued November 25, 2008 and payable November 30, 2010. The amount of the payment increases if the average daily closing price for the Company's Common Stock for the fiscal quarter immediately prior to the payment date is between $10.01 and $17.50 per share. See page 52. Target and Maximum amounts reflect amounts payable if the closing price of the Company's stock for the fiscal quarter ending immediately prior to the payment date is between $12.51 - $15.00 and $17.51 and $20.00, respectively.

(4)
Options granted in fiscal 2009 were granted under the 2005 Executive Officer Equity Plan except in the case of Mr. Liu whose options were granted under the 2007 Employees Equity Plan.

(5)
As required by the terms of the plans under which the options were granted, the exercise price is the closing price of the common stock on the date of grant.

(6)
For stock awards, represents the aggregate grant date fair value for the target number of performance share units set for each executive officer during the fiscal year. The grant date fair value used in fiscal 2009 to determine expense associated with the performance share units is the product of the number of target units set and the closing price of the stock on the date the targets were set. The actual value that the executive officer will receive depends on performance achieved during the performance cycle. For option awards, represents the aggregate grant date fair value, using the Black-Scholes option pricing model. The valuation model and assumptions are the same as we use for financial statement reporting purposes. The assumptions used to value these specific options are: risk-free rate of return of 2.579%, dividend yield of 1.261%, term of 3.71 years and volatility factor of 42.11%. For additional information on valuation assumptions used for financial statement reporting purposes, refer to note 1 of the financial statements in our Form 10-K for the fiscal year ended May 31, 2009 as filed with the SEC. The actual value that the executive officer will receive from stock option grants will depend on the future performance of the stock and the price of the stock at the time of exercise.

(7)
Mr. Liu was named an executive officer of the Company on October 1, 2008 and did not participate in the Executive Officer Incentive Plan for the fiscal year.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows information concerning the equity awards held by the named executive officers that were outstanding as of the end of the 2009 fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)
Brian Halla	200,000	0	19.15	1/27/10	(6)	285,000	$3,955,800
	800,000	0	29.9375	4/19/10	(5)
	500,000	0	19.10	7/13/10	(6)
	1,200,000	0	12.975	4/17/11	(5)
	1,600,000	0	17.10	4/16/12	(5)
	106,250	43,750	23.01	7/18/12	(6)
	400,000	0	8.025	8/6/12	(5)
	400,000	0	6.30	10/17/12	(5)
	240,000	0	6.545	2/11/13	(5)
	240,000	0	8.375	4/15/13	(5)
Donald Macleod	120,000	0	19.15	1/27/10	(6)	210,000	2,914,800
	400,000	0	29.9375	4/19/10	(5)
	200,000	0	19.10	7/13/10	(6)
	600,000	0	12.975	4/17/11	(5)
	100,000	0	19.74	5/9/11	(6)
	100,000	0	13.05	1/23/12	(5)
	700,000	0	17.10	4/16/12	(5)
	63,750	26,250	23.01	7/18/12	(6)
	43,750	0	8.025	8/6/12	(5)
	43,750	0	6.30	10/17/12	(5)
	50,000	0	6.545	2/11/13	(5)
	50,000	0	8.375	4/15/13	(5)
Lewis Chew	80,000	0	19.15	1/27/10	(6)	80,000	1,110,400
	60,000	0	29.9375	4/19/10	(5)
	125,000	0	19.10	7/13/10	(6)
	30,000	0	12.975	4/17/11	(5)
	100,000	0	13.875	6/19/11	(5)
	60,000	0	13.05	1/23/12	(5)
	360,000	0	17.10	4/16/12	(5)
	42,500	17,500	23.01	7/18/12	(6)
	90,000	0	8.025	8/6/12	(5)
	38,000	0	6.30	10/17/12	(5)
	60,000	0	6.545	2/11/13	(5)
	80,000	0	8.375	4/15/13	(5)
	45,833	54,167	28.83	7/17/13	(6)
	0	100,000	20.68	7/18/14	(6)

Outstanding Equity Awards at Fiscal Year-End (continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)
Detlev Kunz	20,000	0	26.0625	1/19/10	(5)	45,000	624,600
	50,000	0	19.15	1/27/10	(6)
	24,000	0	29.9375	4/19/10	(5)
	125,000	0	19.10	7/13/10	(6)
	19,166	834	24.52	7/19/11	(6)
	225,000	0	17.10	4/16/12	(5)
	28,333	11,667	23.01	7/18/12	(6)
	18,750	0	8.025	8/6/12	(5)
	18,750	0	6.30	10/17/12	(5)
	20,000	0	6.545	2/11/13	(5)
	30,000	0	8.375	4/15/13	(5)
	22,916	27,084	28.83	7/17/13	(6)
	0	50,000	20.68	7/15/14	(6)
C.S. Liu	0	120,000	20.68	7/15/14	(6)
	27,500	32,500	28.83	7/17/13	(6)
	7,916	5,834	23.01	7/18/12	(6)
	15,000	0	19.74	5/9/11	(6)
	1,292	0	19.10	7/13/10	(6)
	4,025	0	19.15	1/27/10	(6)
	3,000	0	8.375	4/15/13	(5)
	18,000	0	6.545	2/11/13	(5)
	3,750	0	6.30	10/17/12	(5)
	1,750	0	8.025	8/6/12	(5)
	40,000	0	29.9375	4/19/10	(5)

(1)
All options that were exercisable at fiscal year end were vested at fiscal year end.

(2)
Options unexercisable at fiscal year end vest in increments. See notes (5) and (6) in the "Option Expiration Date" column for vesting detail.

(3)
Based on performance share units for which performance period was still in process at the end of fiscal 2009. The target number of shares of stock that can be awarded at the end of fiscal 2010 if target performance levels are achieved is Mr. Halla: 145,000 shares; Mr. Macleod: 110,000 shares; Mr. Chew: 40,000 shares; Mr. Kunz: 20,000 shares; Mr. Liu: 0 shares. The balance of the shares represents target shares for the performance period that was completed at the end of fiscal 2009. Actual shares awarded for fiscal 2009 after fiscal 2009 year end (75% of target) were: Mr. Halla: 105,000 shares; Mr. Macleod: 75,000 shares; Mr. Chew: 30,000 shares; Mr. Kunz: 15,000 shares; Mr. Liu: 0 shares. Results for one performance period are not necessarily determinative of results for future performance periods.

(4)
Based on closing price of common stock at 2009 fiscal year end ($13.88).

(5)
Twenty-five percent of the shares subject to each option grant vest one year after the date of grant, and the remainder vest twenty-five percent annually on the next three anniversaries of the grant date. These options expire ten years and one day after the date of grant.

(6)
Twenty-five percent of the shares subject to each option grant vest one year after the date of grant, and the remainder vest monthly in equal installments over the following thirty-six months. These options expire six years and one day after the date of grant.

 Option Exercises and Stock Vested

        The following table shows information on options exercised during fiscal 2009 by the named executive officers and shares awarded in payment of performance share units for the performance cycle that was completed in fiscal 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting (#)(3)
Brian Halla	—	$—	—	$—
Donald Macleod	—	—	—	—
Lewis Chew	170,000	956,694	—	—
Detlev Kunz	—	—	—	—
C.S. Liu	50,521	417,985	—	—

(1)
Represents the market value of the underlying shares on the date of exercise less the exercise price.

(2)
The minimum threshold performance for payment of award upon the completion of the fiscal 2009 performance period for performance share units was achieved. Performance goals and target awards for the fiscal 2008 and 2009 performance period were set at the beginning of fiscal 2008.

Pension Benefits

        The following table presents information on the pension benefits made available to one of our named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year
Detlev Kunz(1)	Pension Scheme of National Semiconductor GmbH	20	672,209	0

(1)
Mr. Kunz is a participant in the Pension Scheme of National Semiconductor GmbH offered by our German subsidiary which was Mr. Kunz's employer for 20 years. None of the other named executive officers participates in a defined benefit pension plan.

(2)
Includes credit only for years of service with our German subsidiary.

(3)
Represents the actuarial present value of the accumulated benefit in U.S. dollars, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the last completed fiscal year. For information on the assumptions used in quantifying the present value of the accumulated benefit, see the information in note 11 to the financial statements in our 2009 Form 10-K as filed with the SEC.

        In accordance with local requirements and employment practices, we maintain defined benefit pension plans at certain of our international locations, one of which is Germany. Mr. Kunz was employed by our German subsidiary for twenty years until he became Senior Vice President and General Manager, Worldwide Marketing and Sales in July 2001. (He now serves as Senior Vice President and General Manager of the Power Management Group.) Under the pension scheme of National Semiconductor GmbH (our German subsidiary), Mr. Kunz is entitled to receive an estimated annual benefit upon retirement at or after the age of 65. The formula for determining the pension benefit is the sum of 0.5% of salary up to the amount valid for calculations for the German state pension scheme and 1.5% of salary above this limit times the number of years of service. Mr. Kunz ceased to accrue credits for service or compensation upon his transfer to the United States and the pension benefit is based solely on his service to and compensation from our German subsidiary.

 Non-Qualified Deferred Compensation(1)

        The following table presents information on our Deferred Compensation Plan, which is our non-qualified plan of deferred compensation.

Name	Executive Contributions In Last FY ($)(2)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Brian L. Halla	$0	0	$97,275	$0	$3,483,269
Donald Macleod	167,746	0	27,213	0	1,339,827
Lewis Chew	57,404	0	13,258	0	375,481
Detlev Kunz	29,595	0	8,644	0	297,973
C.S. Liu	0	0	36,301	161,898	383,503

(1)
We maintain a Deferred Compensation Plan ("DCP") for executive officers and other employees considered "highly compensated" under IRS regulations. Executive officers may defer to the DCP up to 50% of salary payments and 100% of the compensation paid under the Executive Officer Incentive Plan. DCP assets are maintained in a "rabbi trust" and the participant selects the investment options for the participant's account. The investment options are the same investment options made available to participants in our 401(k) plan. Participants may change their investment options on a daily basis. Since the participant is responsible for selecting investment options, earnings include losses as well as gains and the actual earnings will depend on the investment options and mix chosen by the participant. At the time deferral elections are made, participants choose when they wish to receive payouts of their deferrals and whether they wish to receive them in a lump sum or in annual installments of up to ten years. As a result, payouts are not limited to termination of employment. Once made, we do not allow changes in payout elections except in limited circumstances.

(2)
Executive contributions reported as compensation for fiscal 2009 in the Summary Compensation Table:

	Salary	Non-Equity Incentive Plan Compensation
Mr. Halla	$0	$0
Mr. Macleod	167,746	0
Mr. Chew	57,404	0
Mr. Kunz	29,595	0
Mr. Liu	0	0
(3)
Represents earnings credited to the deferred compensation account of the name executive officers. Earnings (and losses) are not included in the Summary Compensation Table, as earnings are based on investment returns achieved by the investment elections made by the officer and are not above-market.

Loans

        None of the named executive officers have loans from us.

Employment Contracts and Potential Payments Upon Termination of Employment or Change-of-Control

        Except for the change-of-control employment agreements described below, we do not have specific employment agreements with our named executive officers. Following is information on benefits made available to our named executive officers upon termination of employment, including termination of employment in the event of a change-of-control. Excluded from this discussion is information on benefits and arrangements that do not discriminate in scope and terms of operation in favor of our named executive officers and that are available generally to all salaried employees.

•    Usual Benefits Upon Termination for any Reason

        When employment of a named executive officer is terminated in a situation that does not involve a change-of-control, the officer is entitled to receive the same benefits as any other terminating employee. This applies regardless of the reason for termination. Any other benefits, including perquisites, would be subject to specific negotiation between National and the executive officer at the time of termination. Following is information on the additional benefits available to executive officers upon any type of termination:

  Deferred Compensation Plan (DCP) Accounts

        As noted in the Table on Non-Qualified Deferred Compensation, the DCP is our non tax qualified defined contribution plan which allows officers and other employees defined as "highly compensated" by the IRS to defer salary and incentive payments. The total amount of the DCP account at the time of termination will be dependent on the performance of the investments, as well as the amounts of salary and incentive payments that the participant has deferred. The DCP also contains amounts previously contributed by National to the profit sharing plan that were in excess of IRS limitations for tax qualified plans. Like all other DCP participants, at the time of termination, the named executive officer will begin receiving payments of the officer's DCP account balance. At the time a participant makes an election to defer salary and/or incentive payment to the DCP, the participant chooses whether to take the deferral in a lump sum or in equal annual installments of up to ten years, so the timing of the actual payout of the DCP account will depend on the selections the participant has previously made. If the named executive officers had terminated at the end of fiscal 2009 and each had elected to receive the entire DCP account balances upon termination, they would have been entitled to receive the following amounts: Mr. Halla: $3,483,269; Mr. Macleod: $1,339,827; Mr. Chew: $375,481; Mr. Kunz: $297,973; and Mr. Liu: $383,503. As a result of Internal Revenue Code requirements, payments of the DCP accounts to the named executive officers cannot begin until six months after employment has ended.

  Other Benefits

        Under a preferred life insurance program previously made available to executive officers under a grandfathered program, Mr. Macleod has a whole life insurance policy for which National pays part of the premium. Upon termination for any reason, National will no longer pay any part of the premium but Mr. Macleod will be able to maintain coverage at his own expense.

•    Benefits Upon Termination by Reason of Retirement

        We have the following additional benefits that are available if employment is terminated by reason of retirement:

  Stock Options

        If any employee (including an executive officer) who has been granted stock options terminates employment because of retirement, the options granted to the employee will continue to vest and the employee will have up to five years after termination to exercise the option. For these purposes, we define retirement as:

  •
  Having reached age of sixty-five; or

  •
  Having reached age fifty-five and having at least 10 years of service to the Company and its subsidiaries.

        The employee is also required to certify that the employee does not intend to engage in a full time vocation. If the employee subsequently becomes employed by a competitor of National, the option will immediately terminate.

        In order to be eligible for retirement treatment of the option grant, the employee has to have been employed by National for at least six months after the option was granted. The option will expire upon the earlier of five years from the retirement date or the original option expiration date. At the end of fiscal 2009, Messrs. Halla, Macleod, Kunz and Liu would have been eligible for retirement treatment for their options by reason of their combined age and service years. Information on options vested at fiscal year end that these officers could exercise in the five year retirement period (assuming exercise prior to expiration of the option) is shown in the Table on Outstanding Equity Awards at Fiscal Year End. If each of these named executive officers had retired at the end of fiscal 2009, complied with all the retirement conditions, exercised the options under the retirement provisions and sold the underlying stock at $13.88, the closing price of the stock at our fiscal year end, the net amount that each officer would receive after the five year period for the additional options that would vest over the five year period would be: Mr. Halla: $0; Mr. Macleod: $0; Mr. Kunz: $0; Mr. Liu: $0. The actual amount that would be received over the five year period will depend on the price of the stock on the date of exercise. Mr. Chew is not eligible for retirement treatment of his stock options.

  Performance Share Units

        We have set target awards of performance share units for the named executive officers. The performance period is two years. If the executive officer retires during a performance period, the officer is entitled to receive an award reflecting his performance and actual period of full time employment during the performance period. Retirement for these purposes is defined the same as it is for stock options. However, since performance cannot be measured until the performance period is completed, the award would not be paid until that time. If a retired executive officer who has received the payout of a performance share unit award subsequently becomes employed by or provides services to a competitor, the executive officer must repay the award amount to National. Using the performance share unit targets set in fiscal 2009 for the performance period that is still in progress and assuming performance is at the target level and the named executive officer retired at the end of fiscal 2009 halfway through the performance period, the value of the shares that would be awarded to the retired executive officers (using the closing price of the stock at the 2009 fiscal year end) would be: Mr. Halla: $1,006,300; Mr. Macleod: $763,400; Mr. Kunz: $173,500; Mr. Liu: $0. Mr. Chew is not eligible for retirement treatment for his performance share units.

  Incentive Payment

        Under the terms of the Executive Officer Incentive Plan, executive officers who retire during a fiscal year are entitled to a proportionate payment of their incentive payment earned based on performance during the fiscal year. If the executive officer retires after the fiscal year ends but before the incentive payment amounts are approved by the Compensation Committee, the officer will receive the payment of the full incentive based on the officer's performance as determined by the Compensation Committee. These same retirement terms apply under our Employee Variable Pay Plan which is made available to key employees who are not executive officers. Retirement for these purposes is defined as it is for stock options and performance share units. The incentive payments actually made for fiscal 2009 are shown in the Summary Compensation Table. If any of the executive officers had retired before the end of fiscal 2009, the incentive payment would have been prorated to reflect the period of employment during the fiscal year.

  Medical Benefits

        Under a program previously made available to executive officers under a grandfathered program, Mr. Macleod is eligible to receive medical and dental coverage upon retirement from National. Retirement for these purposes is defined the same way as it is defined for stock options and performance share units. He will be required to pay the same amount that employees are charged for the coverage and the medical and dental benefits will be the same as those provided to employees. None of the other named executive officers is eligible to receive medical and dental benefits upon retirement, and we do not offer retirement medical or dental coverage to our general employee population. If Mr. Macleod had retired at the end of fiscal 2009, the amount we estimate we would pay for the coverage for the first year of his retirement is $43,516. This is based on Mr. Macleod's age, the age of his spouse, and the rates paid by National for similar retired officers during fiscal 2009.

  Defined Benefit Pension Plan

        Mr. Kunz is eligible to receive a pension payment upon his retirement. The pension benefit is from a defined benefit plan maintained by our German subsidiary which was Mr. Kunz's employer before he transferred to the United States. For more information on the amounts Mr. Kunz would receive for the pension benefit, see the information provided in the Table on Pension Benefits. None of our other named executive officers is eligible to receive such a pension benefit.

•    Benefits Upon Termination by Disability or Death

        In cases of termination of employment by disability or death, we have essentially the same treatment for stock options, incentive payments and performance share units as is available upon retirement. We have an executive long term disability program which is paid for by the executive officer. If the employment of any of our named executive officers had been terminated at the end of fiscal 2009 by reason of disability, they each would have received the following monthly disability benefit: Mr. Halla: $20,000; Mr. Macleod: $20,000; Mr. Chew: $0; Mr. Kunz: $16,750; Mr. Liu: $16,000. The duration of the monthly disability benefit will depend on the age of the named executive officer at the time the benefit began to be paid. Except for the life insurance benefit described below offered to Mr. Macleod, life insurance benefits payable upon termination of employment by death and other disability benefits paid upon termination of employment by reason of disability are offered under the same plans available to salaried employees and these plans do not discriminate in favor of the executive officers. Under the preferred life insurance program previously made available to executive officers under a grandfathered program, Mr. Macleod has an individually owned life insurance policy for which Mr. Macleod and the Company each pay a portion of the cost. Under this life insurance policy, if Mr. Macleod's employment had terminated by reason of death at the end of fiscal 2009, the life insurance benefit paid would have been $1,550,000.

•    Change-of-Control

        We currently have change-of-control employment agreements with each of the named executive officers other than Mr. Liu. The agreements provide for continued employment of the officer for a period of three years in the event of a change-of-control of National. A change-of-control is defined as:

  •
  the acquisition by a third party of more than 20% of National's outstanding stock;

  •
  the composition of the majority of the Board of Directors changes (without the approval of the existing board of directors);

  •
  a reorganization, merger, consolidation or sale of substantially all the Company's assets (subject to certain limitations); or

  •
  a complete liquidation or dissolution of the Company approved by the stockholders of the Company.

        The agreement requires National to employ the officer for three years following the change-of-control. The employment terms and compensation during the three year employment period must be the same as prior to the change-of-control. If, during the three year period after the change-of-control, the officer's employment is terminated for reasons other than cause, death or disability or if the officer terminates employment for good reason (as defined in the change-of-control agreement), the officer will receive a lump sum cash payment consisting of:

  •
  Base salary not yet paid through the date of termination;

  •
  A bonus based on the higher of the officer's most recent annual bonus or the bonus for the prior fiscal year, (in either case, the bonus has to be at least as great as the largest bonus paid in the three year period prior to the change-of-control), pro-rated to reflect the actual period of employment during the fiscal year in which termination occurs. This bonus is referred to as the "highest annual bonus";

  •
  The product of 2.99 times the sum of the officer's annual base salary and the highest annual bonus;

  •
  Any unpaid deferred compensation and vacation pay.

        In addition, the officer will receive outplacement services, benefits otherwise available under any other plan (such as our Retirement and Savings Program), and continued health and welfare benefits for the officer and his dependents for a period of three years. The officer is also entitled to receive a gross-up amount to compensate the officer for any golden parachute excise taxes imposed by the Internal Revenue Code. (There is an exception when the payments under the agreement are less than 110% of the applicable payment limit for purposes of calculating the excise tax; in such case, the officer's payments are reduced so the limit is not exceeded and, as a result, there is no golden parachute excise tax.) The officer may make an independent election to terminate employment one year after the change-of-control.

        For purposes of estimating the value of payments that may be subject to excise tax on golden parachutes, we have estimated that the outplacement services provided for under the change-of-control agreement would cost $16,000 per officer. In addition, we estimate our cost to fund the 401(k) plan match in our Retirement and Savings Program and to provide health and welfare benefits for three years for each of the named executive officers, assuming the maximum 401(k) plan match for each officer and taking into account the current benefit elections made by each officer, as follows: Mr. Halla: $135,932.40; Mr. Macleod: $166,527.60; Mr. Chew: $89,925.84; Mr. Kunz: $101,382.84; Mr. Liu does not have a change-of-control agreement. We have not included these amounts in the chart as payments due the officer, since these amounts represent our estimated costs to continue the 401(k) plan match and to provide the health and welfare benefits and are not payments the officer will actually receive.

Estimated Amounts Due Under Change-of-Control Agreements

	Payments Officer Entitled to Regardless of Change-of-Control Agreement			Additional Payments due under Change-of-Control Agreement
Name	Salary not yet paid	DCP Account Balance(1)	Accrued Vacation	"Highest Annual Bonus"	Severance Payment 2.99 × (salary plus highest annual bonus)	Estimated IRS Gross-Up Amount(2)	Total
Brian L. Halla	$12,837	$3,483,269	$49,376	$1,112,500	$5,987,475	$0	$10,645,457
Donald Macleod	9,808	1,339,827	38,865	600,000	3,588,000	0	5,576,500
Lewis Chew	7,356	375,481	30,856	300,000	2,167,750	0	2,881,443
Detlev Kunz	5,798	297,973	35,292	175,000	1,524,900	0	2,038,963
C.S. Liu	5,539	383,503	31,853	0	0	0	420,895

(1)
The DCP account represents salary and bonus previously deferred by the officer plus earnings based on the performance of investment options offered by the DCP and selected by the officer. DCP amounts cannot be paid until at least six months after termination of employment. Timing of payments will depend on elections made by the officer at the time of deferral.

(2)
For calculating the IRS gross-up amounts, we take into account the officer's earnings from the Company for the prior five years. We include the change-of-control bonus (to the extent it exceeds the actual incentive bonus earned in the fiscal year), the severance payment, valuations of unvested stock options that become vested upon a change-of-control (using the fiscal 2009 year end closing stock price), valuations of performance share units that become vested upon a change-of-control (again using the fiscal 2009 year end closing stock price), our estimated cost to provide a 401(k) plan match and health and welfare benefits for three years, and our estimated cost to provide out-placement services. Whether the officer will receive a gross-up amount will depend primarily on the officer's earnings in the previous five years, which will vary depending on stock option exercise activity and amounts of salary and incentives deferred to the DCP.

        Outstanding awards under our equity plans will become fully vested and exercisable immediately prior to a change in control, and will not automatically terminate in the event of a change in control. A "change in control" generally means a sale or other disposition of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, as well as certain transactions in which a person (or group of persons) acquires more than 50% of our voting power and certain changes in the composition of our Board over a period of 24 months. In the event of a change in control, any surviving corporation or acquiring corporation may either assume or continue outstanding awards or substitute similar awards.

        In the table below, we have set forth the value of the unvested options that would become exercisable upon the change-of-control, as well as the value of shares of stock the officer would receive in payment for the performance share units for the performance period in progress upon the change-of-control.

Name	In-the-money Amount of Options Accelerated Upon Change-of-Control(1)	Value of Shares Received for Performance Share Units Vested Upon Change-of-Control(2)
Brian L. Halla	$0	$2,012,600
Donald Macleod	0	1,526,800
Lewis Chew	0	555,200
Detlev Kunz	0	347,000
C.S. Liu	0	0

(1)
Represents difference between $13.88, the market closing price at fiscal year end, and the exercise price of all options accelerated upon change-of-control.

(2)
Represents value at 2009 fiscal year end, based on the market closing price at fiscal year end, of shares that would be received in payment of performance share units for performance period still in progress at the end of the 2009 fiscal year, the vesting of which would be accelerated upon a change-of-control.

 REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors has provided the following report:

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2009.

Robert J. Frankenberg—Chairman
Modesto A. Maidique	Steven R. Appleton	Edward R. McCracken

        Notwithstanding anything to the contrary stated in anything we have previously filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings (including all or any part of this proxy statement), the Report of the Compensation Committee and the Report of the Audit Committee shall not be incorporated by reference into such filings; nor shall the reports be incorporated by reference into future filings.

OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING

        Our common stock is our only class of voting capital stock, and it is traded on the New York Stock Exchange. The record date for stockholders entitled to vote at the meeting is the close of business on July 30, 2009. At the close of business on that date, we had issued and outstanding xxxxxxxxxxx shares of common stock, and the closing price of the common stock as reported by the New York Stock Exchange was $xxxxxx.

        Each holder of common stock is entitled to one vote for each share held. The holders of a majority of the issued and outstanding shares of the common stock must be present, in person or by proxy, to constitute a quorum at the 2009 annual meeting of stockholders. Shares that are voted "for," "against," or "abstain" are treated as being present at the meeting for purposes of establishing a quorum. Broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) also count for determining a quorum. As provided by our By-Laws, for the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director must receive the majority of votes cast with respect to that director. If the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the meeting and entitled to vote on the election of directors. Shares not present at the meeting and shares voting "abstain" have no effect on the election of directors. A majority of the shares present in person or represented by proxy and entitled to vote is necessary for approval of the proposal to ratify the appointment of the independent auditors, the proposal to approve the Executive Officer Incentive Plan, as amended, and the proposal to approve an amendment to certain of our existing equity incentive plans to allow for a one-time stock option exchange program for employees other than our named executive officers and directors. For these proposals, abstentions are treated as shares present in person or represented by proxy and entitled to vote, so abstaining has the same effect as a negative vote. Broker non-votes on these proposals are not counted or deemed to be present in person or represented by proxy for the purpose of determining whether stockholders have approved the proposal. Banks and brokers that have not received voting instructions from their clients may vote their clients' shares on the election of directors and the proposal ratifying the independent auditors. The affirmative vote of a majority of votes cast, provided that the total vote cast on the proposal represents over 50% of the outstanding common stock entitled to vote on the proposal, is required for the approval of the adoption of the 2009 Plan. Abstentions will not be counted as a vote "for" or "against" this proposal, but will be counted for purposes of determining whether the total votes cast on the proposal represents over 50% of the outstanding common stock entitled to vote on the proposal. Broker non-votes will not be counted in the determination of the majority of votes cast or the determination of whether the total votes cast on the proposal represents over 50% of the outstanding common stock entitled to vote on the proposal.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table shows the beneficial ownership of more than 5% of National's outstanding common stock as of July 30, 2009 as reported to the Securities and Exchange Commission:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Relational Investors, LLC	22,594,257	(1)	9.85%
Ralph V. Whitworth David H. Batchelder 12400 High Bluff Drive, Suite 600 San Diego, CA 92130
FMR LLC.	23,311,930	(2)	10.164%
82 Devonshire Street Boston, MA 02109
Massachusetts Financial Service Company	12,662,376	(3)	5.50%
500 Boylston Street Boston, MA 02116
Harris Associates L.P	12,016,190	(4)	5.37%
Harris Associates Inc. Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790

(1)
Includes 22,594,257 shares of which Ralph V. Whitworth, David H. Batchelder and Relational Investors, LLC (RILLC) have sole voting and dispositive power. The information concerning shares owned is from a Schedule 13D/A dated January 20, 2009, filed with the SEC on January 20, 2009 by Ralph V. Whitworth, David H. Batchelder and RILLC as general partner of Relational Investors, L.P., Relational Fund Partners, L.P., Relational Coast Partners, L.P., Relational Partners, L.P., RH Fund 1, L.P., RH Fund 4, L.P., RH Fund 6, L.P., RH Fund 7, L.P., Relational Investors VIII, L.P., Relational Investors IX, L.P., Relational Investors XV, L.P. and Relational Investors XVI, L.P. and as sole managing member of Relational Investors III, L.P, and Relational Investors X, L.P.

(2)
Includes 1,974,499 shares of which FMR LLC has sole voting power and 23,311,930 shares of which FMR LLC has sole dispositive power. The information concerning shares owned is from a Schedule 13G/A dated February 16, 2009, filed with the SEC on February 17, 2009 jointly by FMR LLC on behalf of itself, its subsidiaries Fidelity Management & Research Company, Strategic Advisers, Inc., and Pyramis Global Advisers Trust Company. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, own 49% of the Series B voting common shares of FMR LLC. Shares owned include shares owned by Fidelity International Limited, 47% of which is owned by a partnership controlled by Edward C. Johnson 3rd and members of his family.

(3)
Includes 12,391,466 shares of which Massachusetts Financial Service Company ("MFS") has sole voting power and 12,662,376 shares of which MFS has sole dispositive power. The information concerning shares owned is from a Schedule 13G dated February 3, 2009, filed with the SEC on February 3, 2009 by MFS.

(4)
Includes 12,016,190 shares of which Harris Associates, Inc. and Harris Associates L.P. have shared voting power and sole dispositive power. The information concerning shares owned is from a Schedule 13G/A dated January 27, 2009, filed with the SEC on February 12, 2009 filed jointly by Harris Associates L.P. and Harris Associates, Inc.

 STOCKHOLDER PROPOSALS

        In order to be included in next year's proxy statement and proxy card to be used in connection with our 2010 annual meeting of stockholders, stockholder proposals must be received in writing by us no later than April 13, 2010. Any proposal received after April 13, 2010 will be considered untimely. The proposals must also comply with applicable law and regulations and should be directed to our Secretary at the following address: Secretary, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, M/S G3-135, Santa Clara, CA 95052-8090. In addition, our By-Laws contain certain procedures that a stockholder must follow to nominate a person for election as a director or present a proposal for action at our annual meeting of stockholders. The procedures set forth in our By-Laws are separate and apart from the applicable law and regulations noted above that a stockholder must meet in order to have a proposal included in our proxy statement. In general, our By-Laws provide that items of business to be brought before an annual meeting of stockholders must include specified information and be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days or more than 150 days prior to the one-year anniversary of the preceding year's annual meeting; provided, however, that if that the date of the annual meeting is more than 30 days before or more than 120 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the 120th day prior to such annual meeting and not earlier than the 150th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In the case of our 2010 annual meeting, this advance notice must be received no earlier than April 28, 2010, or later than May 28, 2010, assuming the date of the 2010 annual meeting occurs within 30 days before or 120 days after the anniversary date of the 2009 annual meeting. We will have discretionary authority to vote on any stockholder proposals presented at our 2010 annual meeting that do not comply with these notice requirements.

ANNUAL REPORT

        The annual report on Form 10-K for our fiscal year ended May 31, 2009 is provided to you as part of our proxy materials. You should read this report carefully for financial and other information about National. However, unless sections from the annual report are specifically incorporated in this proxy statement, they are not to be considered part of the proxy soliciting material.

FORM 10-K

        We will provide free of charge via first class mail to any person who receives this proxy statement a written copy of our annual report on Form 10-K filed with the Securities and Exchange Commission (excluding exhibits). In order to receive it, please send your written request to: Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090; telephone number (408) 721-5800. You may also obtain a copy of our Form 10-K, as well as other reports we have filed with the SEC, on our website located at http://www.national.com/analog/invest. As noted earlier, all proxy materials are also available at www.edocumentview.com/nsm.

 KEEP YOUR ADDRESS CURRENT

        It is important that you keep our transfer agent, Computershare Trust Company, N.A., informed of your current address. The escheat laws are being increasingly enforced by many states. This has forced us to report to a number of states the names of stockholders whose mailings have been returned to us as undeliverable. Once your name has been reported to the state, your shares can be "sold" by the state (even if the state does not have physical possession of your stock certificate) and you must go to the state to retrieve the value of your shares. Computershare Trust Company, N.A.'s address is Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078, phone number: 1-877-498-8865; web address: http://www.computershare.com/investor.

 INCORPORATION BY REFERENCE

        As provided by Schedule 14A under the Securities Exchange Act of 1934, the section entitled "Executive Officers of the Registrant" from Part I and Items 6, 7, 7A, 8 and 9 from Part II of our Annual Report on Form 10-K for the fiscal year ended May 31, 2009 are incorporated by reference.

OTHER MATTERS

        We do not know of any other matters that will be brought before the meeting. If any other matters are properly brought before the meeting, however, the individuals named in the proxy card will use their best judgment to vote proxies given to them.

        Whether or not you plan to attend the meeting, please provide your proxy as soon as possible either by telephone, the Internet, or by signing, dating and returning the proxy card in the postage paid envelope provided to you with written proxy materials.

TODD M. DuCHENE Senior Vice President, General Counsel and Secretary

August 11, 2009

 Appendix A

NATIONAL SEMICONDUCTOR CORPORATION

Executive Officer Incentive Plan

(as amended effective July 15, 2009)

1.     Objectives.

        The National Semiconductor Corporation Executive Officer Incentive Plan (the "Plan") is designed to retain executives and reward them for making major contributions to the success and profitability of the Company. These objectives are accomplished by making incentive Awards under the Plan.

2.     Definitions.

        (a)   Award—The Award to a Plan participant pursuant to terms and conditions of the Plan.

        (b)   Award Agreement—An agreement between the Company and a participant that sets forth the terms, conditions and limitations applicable to an Award.

        (c)   Board—The Board of Directors of National Semiconductor Corporation.

        (d)   Code—The Internal Revenue Code of 1986, as amended from time to time.

        (e)   Committee—The Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan. The Committee shall be comprised solely of directors who are both "outside directors" under Section 162(m) of the Code, and "non-employee directors" under Rule 16b-3 under the Securities Exchange Act of 1934.

        (f)    Company—National Semiconductor Corporation ("NSC") and any other corporation in which NSC controls, directly or indirectly, fifty percent (50%) or more of the combined voting power of all classes of voting securities.

        (g)   Executive Officer—Any officer of the Company identified by the Company in its annual report on Form 10-K filed with the Securities and Exchange Commission as an executive officer of the Company.

        (h)   Target Award—The Award expressed as a percentage of annualized base remuneration that may be earned by a participant for achievement of the target level of performance.

3.     Eligibility.

        Only Executive Officers are eligible for participation in the Plan. Newly hired Executive Officers and persons who are promoted to Executive Officers may be added as participants to the Plan by the Committee during the applicable fiscal year (such participants will receive a prorated Award based on his or her time of participation in the Plan during the fiscal year).

4.     Administration.

        The Plan shall be administered by the Committee which shall have full power and authority to construe, interpret and administer the Plan. Each decision of the Committee shall be final, conclusive and binding upon all persons. Within no later than ninety (90) days after the start of each fiscal year, the Committee shall: (i) determine which Executive Officers are in positions in which they are likely to make substantial contributions to the Company's success and therefore participate in the Plan for the fiscal year; (ii) set Target Awards for each participant; (iii) establish performance goals and performance goal measures as provided by Section 5; and (iv) establish the terms and conditions of the Award Agreement in effect for the applicable fiscal year.

5.     Performance Goals.

        (a)   The Committee shall establish performance goals applicable to a particular fiscal year within no later than ninety (90) days after the start of the fiscal year while the outcome of the performance goal is substantially uncertain.

        (b)   Each performance goal applicable to a fiscal year shall identify one or more business criteria that is to be monitored during the fiscal year. Such business criteria include any of the following:

Financial Business Criteria:

Net income Debt reduction Stockholder return Return on investment Return on invested capital Return on equity Gross operating profit Return on research and development investment Margin	Earnings per share Cash flow Revenue Revenue growth Return on net assets Profit before tax Profit after tax Market capitalization Total stockholder return

        Performance goals based on financial business criteria may be set on a pre tax or after tax basis, may be defined by absolute or relative measures (with respect to NSC, or any subsidiary or any division or operating unit thereof, alone or in combination), and may be valued on a growth or fixed basis (or as compared to results of a peer group or to market performance indicators or indices). Each performance goal based on financial business criteria (and the achievement thereof) shall be determined in accordance with generally accepted accounting principles, consistently applied, unless otherwise specified by the Committee.

Strategic and Operational Business Criteria:

Quality improvements
Cycle time reductions
Manufacturing improvements and/or efficiencies
Strategic positioning programs
Business/information systems improvements
Infrastructure support programs
Human resource programs
New product releases
Operational and strategic programs	Market share
Reduction in product returns
Customer satisfaction improvements
Compensation/review program improvements
Expense management
Customer request date performance
New product revenue
Customer programs
Technology development programs

        (c)   The Committee shall determine the target level of performance that must be achieved with respect to each criteria that is identified in a performance goal in order for a performance goal to be treated as attained. In establishing the target level, the Committee will specify the measures to be used to evaluate performance goal achievement and the weighting of each performance goal. The Committee may also establish minimum threshold and maximum performance criteria.

        (d)   The Committee may base performance goals on one or more of the foregoing business criteria. In the event performance goals are based on more than one business criteria, the Committee may determine to make Awards upon attainment of the performance goal relating to any one or more of such criteria, provided the performance goals, when established, are stated as alternatives to one another.

        (e)   At the time the Committee sets performance goals, the Committee will establish the Target Award for each participant.

6.     Awards.

        (a)   The Committee shall make Awards only in the event the Committee certifies in writing prior to payment of the Award that the performance goal or goals under which the Award is to be paid has or have been attained.

        (b)   Depending on performance, actual Awards may vary from the Target Award, reflecting the minimum threshold to the maximum performance level of goal achievement. The maximum Award payable under this Plan to any participant for any fiscal year shall be the lesser of $5 million (five million dollars) or 500% of the participant's annualized base remuneration at the end of the fiscal year.

        (c)   The Committee in its sole and absolute discretion may reduce but not increase the amount of an Award otherwise payable to a participant upon attainment of the performance goal or goals established for a fiscal year.

        (d)   A participant's performance must be satisfactory, regardless of Company performance, before he or she may be paid an Award.

        (e)   To the extent permitted under regulations issued under Code Section 162(m), in the event the performance goals for a fiscal year are attained, the Committee shall grant all or such portion of an Award for the year as has been earned based on performance achievement to any participant who is appointed or promoted to an Executive Officer position covered by this Plan during the year, or whose employment is terminated during the fiscal year, or who suffers a permanent disability.

7.     Payment of Awards.

        (a)   Each participant shall be paid the Award in cash in a lump sum payment as soon as practicable after the Committee has determined that Awards have been earned and are payable (and any such payment shall be made no later than the fifteenth day of the third month following the end of the applicable fiscal year of the Company).

        (b)   Participants who are eligible under the National Semiconductor Corporation Deferred Compensation Plan (the "Deferred Compensation Plan") may elect to make an irrevocable election to defer receipt of all or any portion of any Award pursuant to and in accordance with the terms of the Deferred Compensation Plan.

        (c)   Effective after May 27, 2001, any previously deferred Awards will be consolidated under the Deferred Compensation Plan and will be payable and administered in accordance with the terms of the Deferred Compensation Plan and no longer will be payable under the terms of this Plan. In no event will a participant be entitled to the same amount under this Plan and the Deferred Compensation Plan.

        (d)   In the event of a "Change-of-Control" (as defined in the NSC 2005 Executive Officer Equity Plan), the Committee may (i) determine the extent to which the performance goals applicable to Awards in effect on the date of the Change-of-Control have been met based on such audited or unaudited financial information then available as it deems necessary, and (ii) cause to be paid to each participant partial or full Awards based on the Committee's determination of the degree of attainment of the performance goals and the portion of the fiscal year that has elapsed prior to the Change-of-Control.

8.     Tax Withholding.

        The Company shall have the right to deduct applicable taxes from any Award payment.

9.     Amendment, Modification, Suspension or Discontinuance of this Plan.

        (a)   The Committee may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek stockholder approval of an amendment if it is determined to be required by or advisable under regulations of the Securities and Exchange Commission or the Internal Revenue Service, the rules of any stock exchange on which the Company's stock is listed or other applicable law or regulation. No amendment, suspension, termination or discontinuance may impair the right of a participant or his or her designated beneficiary to receive any Award accrued prior to the later of the date of adoption or the effective date of such amendment, suspension, termination or discontinuance. The exercise of the Committee's discretion as permitted by Section 6(c) shall not be deemed to constitute an amendment or modification subject to the provisions of this Section 9.

        (b)   To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that the Plan or any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

10.   Termination of Employment.

        If the employment of a participant terminates, other than pursuant to paragraphs (a) and (b) of this Section 10, all unpaid Awards shall be cancelled immediately, unless the Committee in its discretion determines otherwise.

        (a)   Retirement—When a participant's employment terminates as a result of retirement (as such term is defined by the Committee in the applicable Award Agreement), the participant will receive an Award reflecting performance and actual period of employment during the fiscal year.

        (b)   Death or Disability of a Participant.

            (i)  In the event of a participant's death, the participant's estate or beneficiaries shall have the right to receive an Award reflecting performance and actual period of employment during the fiscal year. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the participant (pursuant to any procedures and/or rules established by the Committee which set forth the requirements for a participant to designate a beneficiary for purposes of the Plan); if none, then (b) to a legal representative of the participant; if none, then (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Awards so passing shall be made at such times and in such manner as if the participant were living.

           (ii)  In the event a participant is disabled, the participant will receive an Award reflecting performance and actual period of employment during the fiscal year. In the event the participant is incapacitated, the Award will be paid to the participant's authorized legal representative.

          (iii)  After the death or disability of a participant, the Committee may in its sole discretion at any time (a) terminate restrictions in Award Agreements; (b) accelerate any or all Awards; and (c) instruct the Company to pay the total of any accelerated payments in a lump sum to the participant, the participant's estate, beneficiaries or representative.

          (iv)  In the event of uncertainty as to interpretation of or controversies concerning this paragraph (b) of Section 10, the Committee's determinations shall be binding and conclusive.

11.   Cancellation and Rescission of Awards.

        Unless the Award Agreement specifies otherwise, the Committee may cancel any unpaid Awards at any time if the participant is not in compliance with all other applicable provisions of the Award Agreement and the Plan. Awards may also be cancelled if the Committee determines that the participant has at any time engaged in activity harmful to the interest of or in competition with the Company.

12.   Nonassignability.

        No Award or any other benefit under the Plan shall be assignable or transferable by the participant during the participant's lifetime.

13.   Unfunded Plan.

        The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to participants, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets for payment under the Plan, nor shall the Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any Award under the Plan. Any liability of the Company to any participant with respect to an Award under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

14.   No Right to Continued Employment.

        Nothing in this Plan shall confer upon any employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an employee at any time for any reason whatsoever, with or without good cause.

15.   Applicable Law.

        Except to the extent superseded by federal law, the Plan shall be construed in accordance with the laws of the State of California, without giving effect to the conflict of law provisions thereof.

16.   Effective Date.

        The Plan became effective on May 29, 1994. The Committee may terminate or suspend the Plan at any time. No Awards may be made while the Plan is suspended or after it is terminated.

 Appendix B

NATIONAL SEMICONDUCTOR CORPORATION

2009 INCENTIVE AWARD PLAN

(As Adopted by the Board of Directors on July 15, 2009)

ARTICLE 1.

PURPOSE

        The purpose of the National Semiconductor Corporation 2009 Incentive Award Plan (the "Plan") is to promote the success and enhance the value of the Company by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

        Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

        2.1   "Administrator" shall mean the entity that conducts the general administration of the Plan as provided in Article 12. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6, or as to which the Board has assumed, the term "Administrator" shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

        2.2   "Affiliate" shall mean (a) Subsidiary; and (b) any domestic eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company or (ii) any Subsidiary.

        2.3   "Applicable Accounting Standards" shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company's financial statements under United States federal securities laws from time to time.

        2.4   "Award" shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, "Awards").

        2.5   "Award Agreement" shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

        2.6   "Award Limit" shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.

        2.7   "Board" shall mean the Board of Directors of the Company.

        2.8   "Change in Control" shall mean and includes each of the following:

          (a)   A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a "person" that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; or

          (b)   During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or Section 2.8(c)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof (but excluding, for this purpose, any new director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or

          (c)   The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

              (i)  Which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

             (ii)  After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

          (d)   The Company's stockholders approve a liquidation or dissolution of the Company.

        In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a "change in control event," as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

        The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

        2.9   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

        2.10 "Committee" shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 12.1.

        2.11 "Common Stock" shall mean the common stock of the Company, par value $0.50 per share.

        2.12 "Company" shall mean National Semiconductor Corporation, a Delaware corporation.

        2.13 "Consultant" shall mean any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

        2.14 "Covered Employee" shall mean any Employee who is, or could be, a "covered employee" within the meaning of Section 162(m) of the Code.

        2.15 "Deferred Stock" shall mean a right to receive Shares awarded under Section 9.4.

        2.16 "Director" shall mean a member of the Board, as constituted from time to time.

        2.17 "Dividend Equivalent" shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

        2.18 "DRO" shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

        2.19 "Effective Date" shall mean the date the Plan is approved by the Board, subject to approval of the Plan by the Company's stockholders.

        2.20 "Eligible Individual" shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.

        2.21 "Employee" shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Affiliate.

        2.22 "Equity Restructuring" shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

        2.23 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        2.24 "Fair Market Value" shall mean, as of any given date, the value of a Share determined as follows:

          (a)   If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a share of Common

  Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

          (b)   If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

          (c)   If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

        2.25 "Full Value Award" shall mean any Award other than (i) an Option, (ii) a Stock Appreciation Right or (iii) any other Award for which the Holder pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Affiliate).

        2.26 "Greater Than 10% Stockholder" shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

        2.27 "Holder" shall mean a person who has been granted an Award.

        2.28 "Incentive Stock Option" shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

        2.29 "Non-Employee Director" shall mean a Director of the Company who is not an Employee.

        2.30 "Non-Qualified Stock Option" shall mean an Option that is not an Incentive Stock Option.

        2.31 "Option" shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

        2.32 "Parent" shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

        2.33 "Performance Award" shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1.

        2.34 "Performance-Based Compensation" shall mean any compensation that is intended to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Code.

        2.35 "Performance Criteria" shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

          (a)   The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net income, (ii) earnings per share, (iii) debt reduction, (iv) cash flow,

  (v) stockholder return, (vi) revenue, (vii) return on investment, (viii) revenue growth, (ix) return on invested capital, (x) return on net assets, (xi) return on equity, (xii) profit before tax, (xiii) gross operating profit, (xiv) profit after tax, (xv) return on research and development investment, (xvi) market capitalization, (xvii) total stockholder return and (xviii) margin, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

          (b)   The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company's core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

        2.36 "Performance Goals" shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards.

        2.37 "Performance Period" shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder's right to, and the payment of, a Performance Award.

        2.38 "Permitted Transferee" shall mean, with respect to a Holder, any "family member" of the Holder, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

        2.39 "Plan" shall mean this National Semiconductor Corporation 2009 Incentive Award Plan, as it may be amended or restated from time to time.

        2.40 "Program" shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

        2.41 "Restricted Stock" shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

        2.42 "Restricted Stock Units" shall mean the right to receive Shares awarded under Section 9.5.

        2.43 "Securities Act" shall mean the Securities Act of 1933, as amended.

        2.44 "Shares" shall mean shares of Common Stock.

        2.45 "Stock Appreciation Right" shall mean a stock appreciation right granted under Article 10.

        2.46 "Stock Payment" shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 9.3.

        2.47 "Subsidiary" shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

        2.48 "Substitute Award" shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term "Substitute Award" be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

        2.49 "Termination of Service" shall mean,

        (a)   As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or an Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.

        (b)   As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

        (c)   As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

        The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder's employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off)..

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

        3.1   Number of Shares.

          (a)   Subject to Section 13.2 and Section 3.1(b) the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 16,000,000.

          (b)   If any Shares subject to an Award are forfeited or expire or an Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 at the same price paid by the Holder so that such shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

          (c)   Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

        3.2    Stock Distributed.    Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

        3.3    Limitation on Number of Shares Subject to Awards.    Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be 2,000,000 and the maximum aggregate amount of cash that may be paid in cash during any calendar year with respect to one or more Awards which are Performance-Based Compensation payable in cash shall be $5,000,000. To the extent required by Section 162(m) of the Code, shares subject to Awards which are canceled shall continue to be counted against the Award Limit.

ARTICLE 4.

GRANTING OF AWARDS

        4.1    Participation.    The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 8.7 regarding the automatic grant of Awards to Non-Employee Directors, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

        4.2    Award Agreement.    Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

        4.3    Limitations Applicable to Section 16 Persons.    Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

        4.4    At-Will Employment.    Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate.

        4.5    Foreign Holders.    Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law.

        4.6    Stand-Alone and Tandem Awards.    Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS
PERFORMANCE-BASED COMPENSATION.

        5.1    Purpose.    The Committee, in its sole discretion, may determine at the time an Award is granted whether such Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards. The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is not intended to qualify as Performance-Based Compensation.

        5.2    Applicability.    The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

        5.3    Types of Awards.    Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals, and any Performance Awards described in Article 9 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

        5.4    Procedures with Respect to Performance-Based Awards.    To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 7 or 8 to one or more Eligible Individuals and which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

        5.5    Payment of Performance-Based Awards.    Unless otherwise provided in the applicable Program or Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or an Affiliate throughout the Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

        5.6    Additional Limitations.    Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS

        6.1    Granting of Options to Eligible Individuals.    The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

        6.2    Qualification of Incentive Stock Options.    No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any Affiliate corporation of the Company (as defined in Section 424(f) of the Code). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an "incentive stock option" under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any Affiliate or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other "incentive stock options" into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.

        6.3    Option Exercise Price.    The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

        6.4    Option Term.    The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than six years and one day from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the term of the Option term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

        6.5    Option Vesting.

          (a)   The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

          (b)   No portion of an Option which is unexercisable at a Holder's Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option.

        6.6    Substitute Awards.    Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

        6.7    Substitution of Stock Appreciation Rights.    The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.

ARTICLE 7.

EXERCISE OF OPTIONS

        7.1    Partial Exercise.    An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

        7.2    Manner of Exercise.    All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

          (a)   A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

          (b)   Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

          (c)   In the event that the Option shall be exercised pursuant to Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

          (d)   Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 11.1 and 11.2.

        7.3    Notification Regarding Disposition.    The Holder shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 8.

AWARD OF RESTRICTED STOCK

        8.1    Award of Restricted Stock.

          (a)   The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

          (b)   The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

        8.2    Rights as Stockholders.    Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 8.3. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

        8.3    Restrictions.    All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder's duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Program or the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

        8.4    Repurchase or Forfeiture of Restricted Stock.    If no price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Holder's rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Program or the Award Agreement. The Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder's death, retirement or disability or any other specified Termination of Service or any other event, the Holder's rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

        8.5    Certificates for Restricted Stock.    Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in it sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

        8.6    Section 83(b) Election.    If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

        8.7    Automatic Grants to Non-Employee Directors.

          (a)    Commencement of Automatic Grants.    As of the Effective Date, Non-Employee Directors are entitled to receive automatic grants of restricted stock pursuant to the Company's Director Stock Plan (the "Director Plan"). Following the date of the termination of the Director Plan (the "Director Plan Termination Date"), Non-Employee Directors shall become eligible to receive the automatic grants described in this Section 8.7.

          (b)    General.    Following the Director Plan Termination Date, Restricted Stock shall be issued automatically to Non-Employee Directors as set forth in this Section 8.7: (i) each Non-Employee Director shall be issued 12,000 shares of Common Stock on the date of each election of such Director to the Board by the stockholders on or after the Director Plan Termination Date; and (ii) each Non-Employee Director who is first elected or appointed to the Board at any time during the year other than at the annual stockholders' meeting shall be issued 12,000 shares of Restricted Stock on the date of the appointment of such person to the Board.

          (c)    Grant in Lieu of Retainer.    Following the Director Plan Termination Date, Restricted Stock shall be issued to each Non-Employee Director who elects within ten (10) days after the date of (i) initial appointment to the Board after the Director Plan Termination Date, or (ii) each subsequent election to the Board by the stockholders, to receive the full value of the Director's annual cash retainer fees for Board membership and Committee Chairmanship in Common Stock. The number of shares of Common Stock to be issued shall be determined by dividing the retainer fee by the opening price of the Common Stock on the New York Stock Exchange on the date of initial appointment or the subsequent reelection by the stockholders, as applicable. If there is no trading on such day, the opening price of the Common Stock on the New York Stock Exchange on the first previous trading date shall be used. Fractional shares shall not be issued and the value of any fractional shares shall be paid in cash.

          (d)    Vesting of Restricted Stock Grants to Non-Employee Directors.    Except as provided in Section 8.7(e), Common Stock issued under the Plan pursuant to Section 8.7(b) shall vest and be restricted from sale, assignment or other transfer for a period of thirty six (36) months from the date of issuance ("Restriction Period") and in the event any Non-Employee Director shall cease to act as a Director prior to expiration of the Restriction Period, all rights in and to the Common Stock so issued shall be forfeited and shall revert to the Company. Further, except as provided in Section 8.7(e), Common Stock issued under the Plan pursuant to Section 8.7(c) shall vest and be restricted from sale, assignment or other transfer for a period of six (6) months from the date of issuance ("Retainer Restriction Period") and in the event any Non-Employee Director shall cease to act as a Director prior to the expiration of the Retainer Restriction Period, all rights in and to the Common Stock so issued shall be forfeited and shall revert to the Company.

          (e)    Death, Disability or Retirement.    In the event any Non-Employee Director shall cease to act as a Director by reason of death, Disability, or Retirement at any time during the Restriction Period and/or the Retainer Restriction Period, as applicable, the Common Stock so issued shall no longer be restricted from sale, assignment or other transfer. For purposes of this Section 8.7(e), "Disability" shall mean the Non-Employee Director's inability to perform any services for the Company as a Director due to physical or mental impairment, and "Retirement" shall mean termination of service as a Director (i) at any time after completion of five years of service as a Director; or (ii) upon reaching the mandatory retirement age of seventy (70). Notwithstanding the foregoing, the shares of Common Stock issued to any Non-Employee Director who was issued Common Stock upon an initial appointment or election to the Board who terminates service as a director by reason of death, Disability or Retirement shall revert back to the Company if such recipient has not served at least six months as a Director after the initial appointment or election.

ARTICLE 9.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, DEFERRED
STOCK, STOCK PAYMENTS, RESTRICTED STOCK UNITS

        9.1    Performance Awards.

          (a)   The Administrator is authorized to grant Performance Awards to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards may be paid in cash, Shares, or both, as determined by the Administrator.

          (b)   Without limiting Section 9.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5.

        9.2    Dividend Equivalents.

          (a)   Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

          (b)   Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

        9.3    Stock Payments.    The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

        9.4    Deferred Stock.    The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Shares underlying the Award has been issued to the Holder.

        9.5    Restricted Stock Units.    The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or permit the Holder to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. Restricted Stock Units may be paid in cash, Shares, or both, as determined by the Administrator. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.

        9.6    Term.    The term of a Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

        9.7    Exercise or Purchase Price.    The Administrator may establish the exercise or purchase price of a Performance Award, shares of Deferred Stock, shares distributed as a Stock Payment award or shares distributed pursuant to a Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

        9.8    Exercise upon Termination of Service.    A Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award is exercisable or distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award may be exercised or distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder's death, retirement or disability or any other specified Termination of Service.

ARTICLE 10.

AWARD OF STOCK APPRECIATION RIGHTS

        10.1    Grant of Stock Appreciation Rights.

          (a)   The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

          (b)   A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

          (c)   Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of an Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

        10.2    Stock Appreciation Right Vesting.

          (a)   The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

          (b)   No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

        10.3    Manner of Exercise.    All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

          (a)   A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

          (b)   Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

          (c)   In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

        10.4    Stock Appreciation Right Term.    The term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than six years and one day from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right term. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder, the Administrator may extend the term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

        10.5    Payment.    Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 10 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 11.

ADDITIONAL TERMS OF AWARDS

        11.1    Payment.    The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or shares of Common Stock held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an "executive officer" of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

        11.2    Tax Withholding.    The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder's FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

        11.3    Transferability of Awards.

          (a)   Except as otherwise provided in Section 11.3(b):

              (i)  No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

             (ii)  No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

            (iii)  During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder's will or under the then applicable laws of descent and distribution.

          (b)   Notwithstanding Section 11.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.

          (c)   Notwithstanding Section 11.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder's spouse as his or her beneficiary with respect to more than 50% of the Holder's interest in the Award shall not be effective without the prior written or electronic consent of the Holder's spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder's will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Administrator prior to the Holder's death.

        11.4    Conditions to Issuance of Shares.

          (a)   Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

          (b)   All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

          (c)   The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

          (d)   No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

          (e)   Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

        11.5    Forfeiture Provisions.    Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written or electronic instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Holder incurs a Termination of Service for "cause" (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder).

        11.6    Prohibition on Repricing.    Subject to Section 13.2, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 13.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

        11.7    Full Value Award Vesting Limitations.    Notwithstanding any other provision of the Plan to the contrary, Full Value Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, (a) the Administrator may lapse or waive such vesting restrictions upon the Holder's death, disability, retirement, and (b) Full Value Awards that result in the issuance of an aggregate of up to 5% of the shares of Stock available pursuant to Section 3.1(a) may be granted to any one or more Holders without respect to such minimum vesting provisions. Notwithstanding anything in this Section 11.7 to the contrary, Full Value Awards granted as replacements or in substitution for cancelled Awards in connection with a stock option exchange permitted under the terms of this Plan, as may be amended with stockholder approval at the 2009 Annual Meeting of Stockholders, shall not be subject to the minimum vesting provisions of this Section 11.7.

ARTICLE 12.

ADMINISTRATION

        12.1    Administrator.    The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a "non-employee director" as defined by Rule 16b-3 of the Exchange Act or any successor rule, an "outside director" for purposes of Section 162(m) of the Code and an "independent director" under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded; provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this

Section 12.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6.

        12.2    Duties and Powers of Committee.    It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 13.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

        12.3    Action by the Committee.    Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

        12.4    Authority of Administrator.    Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

          (a)   Designate Eligible Individuals to receive Awards;

          (b)   Determine the type or types of Awards to be granted to each Eligible Individual;

          (c)   Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

          (d)   Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

          (e)   Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

          (f)    Prescribe the form of each Award Agreement, which need not be identical for each Holder;

          (g)   Decide all other matters that must be determined in connection with an Award;

          (h)   Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

          (i)    Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

          (j)    Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

        12.5    Decisions Binding.    The Administrator's interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

        12.6    Delegation of Authority.    To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 13.

MISCELLANEOUS PROVISIONS

        13.1    Amendment, Suspension or Termination of the Plan.    Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company's stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 13.2, (i) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, or (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 13.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

        13.2    Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

          (a)   In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company's stock or the share price of the Company's stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the number and kind of shares of Common Stock (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to Section 8.7; (iv) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (v) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

          (b)   In the event of any transaction or event described in Section 13.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder's request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

              (i)  To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder's rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder's rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder's rights had such Award been currently exercisable or payable or fully vested;

             (ii)  To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

            (iii)  To make adjustments in the number and type of shares of the Company's stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of

    (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

            (iv)  To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

             (v)  To provide that the Award cannot vest, be exercised or become payable after such event.

          (c)   In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b):

              (i)  The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

             (ii)  The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted). The adjustments provided under this Section 13.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

          (d)   Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall become fully vested and exercisable immediately prior to such Change in Control.

          (e)   The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

          (f)    With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

          (g)   The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

          (h)   No action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

        13.3    Approval of Plan by Stockholders.    The Plan will be submitted for the approval of the Company's stockholders within twelve (12) months after the date of the Board's initial adoption of the Plan.

        13.4    No Stockholders Rights.    Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.

        13.5    Paperless Administration.    In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

        13.6    Effect of Plan upon Other Compensation Plans.    The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

        13.7    Compliance with Laws.    The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

        13.8    Titles and Headings, References to Sections of the Code or Exchange Act.    The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

        13.9    Governing Law.    The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

        13.10    Section 409A.    To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of

Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

        13.11    No Rights to Awards.    No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

        13.12    Unfunded Status of Awards.    The Plan is intended to be an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.

        13.13    Indemnification.    To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

        13.14    Relationship to other Benefits.    No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

        13.15    Expenses.    The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

<STOCK #>            00XKZC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE
PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—National Semiconductor Corporation

September 25, 2009, 10:00 a.m. Pacific Time

Building E

National Semiconductor Corporation

2900 Semiconductor Drive, Santa Clara, California 95052

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders—September 25, 2009

The undersigned acknowledges receipt of (a) Notice of 2009 Annual Meeting of Stockholders of National Semiconductor Corporation to be held on September 25, 2009; (b) accompanying Proxy Statement; and (c) Annual Report on Form 10-K of National Semiconductor Corporation for the fiscal year ended May 31, 2009.

Brian L. Halla and Todd M. DuChene, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of National Semiconductor Corporation to be held on September 25, 2009 or at any postponement or adjournment thereof. If applicable, the undersigned hereby directs the trustees and fiduciaries of the employee benefit plans shown on this card to vote the shares of common stock allocated to the account of the undersigned which the undersigned is entitled to vote at said Annual Meeting.

Shares represented by this Proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR item 1 (Election of Directors), FOR item 2 (Ratification of Selection of Independent Auditors), FOR item 3 (Approval of the Executive Officers Incentive Plan), FOR item 4 (Approval of the 2009 Incentive Award Plan), and FOR item 5 (Approval of an option exchange program for employees other than named executive officers and directors).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For participants in the National Semiconductor Corporation Retirement and Savings Program and Deferred Compensation Plan: All shares credited to your Profit Sharing Plan and the NSC Stock Fund of both the Savings Plus 401(k) Plan and the Deferred Compensation Plan will be voted as you direct unless we have not received your instructions, in which case they will be voted in the same proportion as shares as to which voting instructions have been received from other participants. Shares credited to you under the Stock Bonus Plan cannot be voted unless we receive your instructions.

(Continued and to be voted on reverse side.)

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 25, 2009: THE PROXY STATEMENT, FORM OF PROXY AND OUR 2009 ANNUAL REPORT TO STOCKHOLDERS (WHICH INCLUDES OUR ANNUAL REPORT ON FORM 10-K) ARE AVAILABLE AT WWW.EDOCUMENTVIEW.COM/NSM.

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 10:00 a.m., Pacific Time, on September 25, 2009.

Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/nsm
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals—The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2, 3, 4 and 5.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01—Brian L. Halla	☐	☐	☐	02—Steven R. Appleton	☐	☐	☐	03—Gary P. Arnold	☐	☐	☐

04—Richard J. Danzig	☐	☐	☐	05—John T. Dickson	☐	☐	☐	06—Robert J. Frankenberg	☐	☐	☐

07—Modesto A. Maidique	☐	☐	☐	08—Edward R. McCracken	☐	☐	☐	09—Roderick C. McGeary	☐	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the independent auditors of the Company.	☐	☐	☐

	For	Against	Abstain
3. Approval of the National Semiconductor Corporation Executive Officers Incentive Plan, as amended.	☐	☐	☐

	For	Against	Abstain
4. Approval of the National Semiconductor Corporation 2009 Incentive Award Plan.	☐	☐	☐

	For	Against	Abstain
5. Approval of amendments to certain of our existing equity incentive plans to allow for a one-time stock option exchange program for employees other than our named executive officers and directors.	☐	☐	☐

B Non-Voting Items

Change of Address—Please print new address below.

C Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy)—Please print date below.

Date (mm/dd/yyyy)—Please print date below.		Signature 1—Please keep signature within the box.		Signature 2—Please keep signature within the box.
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